UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Tiffany & Co.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2013 Annual Meeting of Stockholders

PROXY STATEMENT

ATTENDANCE AND VOTING MATTERS

Introduction

The Annual Meeting of the stockholders of Tiffany & Co. (the “Company”) will be held on Thursday, May 16, 2013, at 9:30 a.m. at the W New York—Union Square hotel, 201 Park Avenue South (at 17th Street) New York, New York.

This Proxy Statement and accompanying material, including the form of proxy, was first sent to the Company’s stockholders on or about April 5, 2013. It was sent to you on behalf of the Company by order of the Company’s Board of Directors (the “Board”).

You are entitled to vote at our 2013 Annual Meeting because you were a stockholder, or held Company stock through a broker, bank or other nominee, at the close of business on March 19, 2013, the record date for this year’s Annual Meeting. That is why you were sent this Proxy Statement and accompanying material.

This Proxy Statement has been bound with our Annual Report on Form 10-K, which contains financial and other information about our business during Fiscal 2012 (February 1, 2012 to January 31, 2013). As is the practice of many other companies, the Company is now providing proxy materials by a “notice and access” process through the Internet. This enables the Company to reduce the cost of paper, printing and postage and to substantially reduce paper use in order to benefit our environment. Those stockholders who wish to receive a paper report may request one.

How to Request and Receive a PAPER or E-MAIL Copy of the Proxy Materials

OPTION A: If you are a beneficial stockholder (beneficial stockholders typically have their shares held at brokerage firms or at other financial institutions):

1) By Internet:	www.proxyvote.com
2) By Telephone:	1-800-579-1639
3) By E-Mail*:	sendmaterial@proxyvote.com

*       If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the Notice of Proxy) in the subject line. Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

OPTION B: If you are a registered stockholder (registered stockholders typically have their shares held in stock certificate form or in book entry form by Tiffany’s transfer agent, Computershare):

1) By Internet:	www.envisionreports.com/tif
2) By Telephone:	1-866-641-4276
3) By E-mail**:	investorvote@computershare.com with “Proxy Materials Tiffany & Co.” in the subject line. Include name, address and the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials.

** You must reference your 11-Digit Control Number to request a paper copy of the proxy materials.

Please make the requests as instructed above on or before May 6, 2013 to facilitate timely delivery.

You may also find important information about the Company, with its principal executive offices at 727 Fifth Avenue, New York, New York 10022, on our website at www.tiffany.com. By clicking “Investors” at the bottom of the page, you will find additional information concerning some of the subjects addressed in this document.

Important Notice Regarding Internet Availability of Proxy Materials

for the Stockholder Meeting to be Held on May 16, 2013.

The Proxy Statement and Annual Report to Stockholders are available to stockholders at www.envisionreports.com/tif

Matters to be Voted on at the 2013 Annual Meeting

There are three matters scheduled to be voted on at this year’s Annual Meeting:

•	The election of the Board;

•	Ratification of the selection of the independent registered public accounting firm to audit our Fiscal 2013 financial statements; and

•	Your approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this proxy statement (“Say on Pay”).

In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.

How to Vote Your Shares

You can vote your shares at the Annual Meeting by proxy or in person.

You can vote by proxy by having one or more individuals who will be at the Annual Meeting vote your shares for you. These individuals are called “proxies” and using them to cast your ballot at the Annual Meeting is called voting “by proxy.”

If you wish to vote by proxy, you must do one of the following:

•	Complete the enclosed form, called a “proxy card,” and mail it in the envelope provided; or

•	Call the telephone number listed on your proxy card or notice and follow the pre-recorded instructions; or

•

Use the Internet to vote by going to the Internet address listed on your proxy card or notice; have your proxy card or notice in hand as you will be prompted to enter your control number and to create and submit an electronic vote.

If you do one of the above, you will have designated three officers of the Company to act as your proxies at the 2013 Annual Meeting. One of them will then vote your shares at the Annual Meeting in accordance with the instructions you have given them on the proxy card, the telephone or the Internet with respect to each of the proposals presented in this Proxy Statement. If you sign and return your proxy card but do not give voting instructions, your proxy will vote the shares represented thereby for the election of each of the director nominees listed in Proposal No. 1 below, for approval of Proposal No. 2, which is discussed below, and for approval of our named executive officer compensation, also discussed below. Proxies will extend to, and be voted at, any adjournment or postponement of the Annual Meeting.

Alternatively, you can vote your shares in person by attending the Annual Meeting. You will be given a ballot at the meeting.

While we know of no other matters to be acted upon at this year’s Annual Meeting, it is possible that other matters may be presented at the meeting. If that happens and you have signed and not revoked a proxy card, your proxy will vote on such other matters in accordance with his best judgment.

A special note for those who plan to attend the Annual Meeting and vote in person: if your shares are held in the name of a broker, bank or other nominee, you must bring a statement from your brokerage account or a letter from the person or entity in whose name the shares are registered indicating that you are the beneficial owner of those shares as of the record date. In addition, you will not be able to vote at the meeting unless you obtain a legal proxy from the record holder of your shares.

How to Revoke Your Proxy

If you decide to vote by proxy (including by mail, telephone or Internet), you can revoke – that is, change or cancel – your vote at any time before your proxy casts his vote at the Annual Meeting. Revoking your vote by proxy may be accomplished in one of three ways:

•	You can send an executed, later-dated proxy card to the Secretary of the Company, call in different instructions, or access the Internet voting site;

•	You can notify the Secretary of the Company in writing that you wish to revoke your proxy; or

•	You can attend the Annual Meeting and vote in person.

The Number of Votes That You Have

Each share of the Company’s common stock has one vote. The number of shares, or votes, that you have at this year’s Annual Meeting is indicated on the enclosed proxy card.

What a Quorum Is

A “quorum” is the minimum number of shares that must be present at an Annual Meeting for a valid vote. For our stockholder meetings, a majority of shares outstanding on the record date and entitled to vote at the Annual Meeting must be present.

The number of shares outstanding at the close of business on March 19, 2013, the record date, was 127,117,333. Therefore, 63,558,667 shares must be present at our 2013 Annual Meeting for a quorum to be established.

To determine if there is a quorum, we consider a share “present” if:

•	The stockholder who owns the share is present at the Annual Meeting, whether or not he or she chooses to cast a ballot on any proposal; or

•	The stockholder is represented by proxy at the Annual Meeting.

If a stockholder is represented by proxy at the Annual Meeting, his or her shares are deemed present for purposes of a quorum, even if:

•	The stockholder withholds his or her vote or marks “abstain” for one or more proposals; or

•	There is a “broker non-vote” on one or more proposals.

What a “Broker Non-Vote” Is

Shares held in a broker’s name may be voted by the broker, but only in accordance with the rules of the New York Stock Exchange. Under those rules, your broker must follow your instructions. If you do not provide instructions to your broker, your broker may vote your shares based on its own judgment or it may withhold a vote. Whether your broker votes or withholds its vote is determined by the New York Stock Exchange rules and depends on the proposal being voted upon. In the absence of instructions provided by you, your broker will be required to withhold its vote unless you provide instructions with respect to the election of the Board, and Say on Pay.

If your broker withholds its vote, that is called a “broker non-vote.” As stated above, broker non-votes are counted as present for a quorum.

What Vote Is Required to Approve Each Proposal

Each nominee for director shall be elected by a majority of the votes cast “for” or “against” the nominee at the Annual Meeting. That means that the number of shares voted “for” a nominee must exceed the number of shares voted “against” that nominee. To vote “for” or “against” any of the nominees named in this Proxy Statement, you can so mark your proxy card or ballot or, if you vote via telephone or Internet, so indicate by telephone or electronically.

You may abstain on the vote for any nominee but your abstention will not have any effect on the outcome of the election of directors. A broker non-vote has the same effect as an abstention: neither will have any effect on the outcome of the election of directors. To abstain on the vote on any or all of the nominees named in this Proxy Statement, you can so mark your proxy card or ballot or, if you vote via telephone or Internet, so indicate by telephone or electronically.

The proposal to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for Fiscal 2013 will be decided by the affirmative vote of the majority of shares present at the meeting and entitled to vote. That means that the proposal will pass if more than half of those shares present at the meeting vote “for” the proposal. Therefore, if you “abstain” from voting — in other words, you indicate “abstain” on the proxy card, by telephone or by Internet — it will have the same effect as an “against” vote. Broker non-votes on this proposal will be treated the same as abstentions: both will have the same effect as an “against” vote.

The advisory proposal to approve the compensation of our named executive officers will be decided by the affirmative vote of the majority of shares present at the meeting and entitled to vote. That means that the compensation will be approved if more than half of those shares present at the meeting and entitled to vote on the matter vote “for” the proposal. Therefore, if you “abstain” from voting — in other words, you indicate “abstain” on the proxy card, by telephone or by Internet — it will have the same effect as an “against” vote. Broker non-votes on this proposal will have no effect.

Proxy Voting on Proposals in the Absence of Instructions

If you do not give any specific instructions as to how your shares are to be voted when you sign a proxy card or vote by telephone or by Internet, your proxies will vote your shares in accordance with the following recommendations of the Board:

•	FOR the election of all nine nominees for director named in this Proxy Statement;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm to examine our Fiscal 2013 financial statements; and

•

FOR approval of the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this Proxy Statement.

Shares held in the Company’s Employee Profit Sharing and Retirement Savings Plan will not be voted by the Plan’s trustee unless specific instructions for voting are given by plan participants to whose accounts such shares have been allocated.

How Proxies Are Solicited

We have hired the firm of Georgeson Inc. to assist in the solicitation of proxies on behalf of the Board. Georgeson Inc. has agreed to perform this service for a fee of not more than $8,000, plus out-of-pocket expenses.

Employees of Tiffany and Company, a subsidiary of the Company, may also solicit proxies on behalf of the Board. These employees will not receive any additional compensation for their work soliciting proxies and any costs incurred by them in doing so will be paid for by Tiffany and Company.

Proxies may be solicited by mail, in person, by facsimile, by telephone or by electronic mail (e-mail).

In addition, we will pay for any costs incurred by brokerage houses and others for forwarding proxy materials to beneficial owners.

OWNERSHIP OF THE COMPANY

Stockholders Who Own at Least Five Percent of the Company

The following table shows all persons who were known to us to be “beneficial owners” of at least five percent of Company stock as of March 19, 2013. Footnote a) below provides a brief explanation of what is meant by the term “beneficial ownership.” This table is based upon reports filed with the Securities and Exchange Commission, commonly referred to as the SEC. Copies of these reports are publicly available from the SEC. All of the reports included a certification to the effect that the shares were acquired in the ordinary course of business and were not acquired and were not being held for the purpose of or with the effect of changing or influencing the control of the Company and were not acquired and were not being held in connection with or as a participant in any transaction having that purpose or effect.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (a)		Percent of Class
Qatar Investment Authority	15,809,888	(b)	12.44%
Q-Tel Tower, 8th Floor
Diplomatic Area Street, West Bay
P.O. Box 23224, Doha, State of Qatar

BlackRock Inc.	8,110,200	(c)	6.38%
40 East 52nd Street
New York, NY 10022

The Vanguard Group, Inc.	7,292,780	(d)	5.74%
100 Vanguard Blvd.
Malvern, PA 19355

Capital World Investors	6,878,000	(e)	5.41%
333 South Hope Street
Los Angeles, CA 90071

a)	“Beneficial ownership” is a term broadly defined by the SEC and includes more than the typical form of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership” such as where, for example, the person has or shares the power to vote the stock, sell it or acquire it within 60 days. Accordingly, some of the shares reported as beneficially owned in this table may actually be held by other persons or organizations. Those other persons and organizations are described in the reports filed with the SEC.

b)	Qatar Investment Authority, a citizen of Qatar, reported such beneficial ownership to the SEC on its Schedule 13G/A as of March 6, 2013 and stated that, as a parent holding company or control person, it beneficially owned 14,289,398 shares (reported as comprising 11.27% of outstanding shares) through its wholly-owned subsidiary, Qatar Holding USA LLC, and that it had sole voting and disposition power with respect to all such shares. Qatar Investment Authority subsequently reported on its Form 4 dated March 19, 2013 that, as a parent holding company or control person, it beneficially owned the number of shares referred to above.

c)	BlackRock Inc. reported such beneficial ownership to the SEC on its Schedule 13G as of December 31, 2012 and stated that, as a parent holding company or control person, it beneficially owned the number of shares referred to above (reported as comprising 6.4% of outstanding shares) through various subsidiaries that it listed in such Schedule and that it had sole voting and disposition power with respect to all such shares.

d)	The Vanguard Group, Inc. reported such beneficial ownership to the SEC on its Schedule 13G/A, Amendment No.1, as of December 31, 2012 and stated that, as an investment advisor, it beneficially owned the number of shares referred to above. This Schedule stated that it had sole power to vote 208,701 shares of the Company’s common stock, sole power to dispose or direct the disposition of 7,090,879 shares, and shared power to dispose or direct the disposition of 201,901 shares, for an aggregate amount of 7,292,780 shares beneficially owned (reported as comprising 5.75% of outstanding shares).

e)	Capital World Investors reported such beneficial ownership to the SEC on its Schedule 13G as of December 31, 2012 and stated that, as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940, it had sole voting and disposition power with respect to all such shares (reported as comprising 5.4% of outstanding shares).

Ownership by Directors, Director Nominees and Executive Officers

The following table shows the number of shares of the Company’s common stock beneficially owned as of March 19, 2013 by those persons who are director nominees or who were, as of the end of Fiscal 2012, directors, the principal executive officer (the “CEO”), the principal financial officer (the “CFO”) and the three next most highly compensated executive officers of the Company. In notes (b) through (o) below, “Vested Stock Options” refer to stock options that are exercisable as of March 19, 2013 or will become exercisable within 60 days of that date.

Name	Amount and Nature of Beneficial Ownership		Percent of Class[a]
Directors
Rose Marie Bravo	66,434	[b]	*
Gary E. Costley	11,217	[c]	*
Lawrence K. Fish	44,085	[d]	*
Abby F. Kohnstamm	68,585	[e]	*
Michael J. Kowalski (CEO)	780,795	[f]	*
Charles K. Marquis	194,205	[g]	*
Peter W. May	45,585	[h]	*
Robert S. Singer	10,880	[i]	*
William A. Shutzer	338,972	[j]	*

Ownership by Directors, Director Nominees and Executive Officers (continued)

Name	Amount and Nature of Beneficial Ownership		Percent of Class[a]
Executive Officers
Patrick F. McGuiness (CFO)	97,260	[k]	*
James N. Fernandez	200,332	[l]	*
Frederic Cumenal	28,584	[m]	*
Jon M. King	150,078	[n]	*
All executive officers and directors as a group (20 persons):	2,679,982	[o]	2.1%

a)	An asterisk (*) is used to indicate less than 1% of the class outstanding.
b)	Includes 61,432 shares issuable upon the exercise of Vested Stock Options. Includes 1,002 shares issuable upon the maturity of restricted stock grants made to directors on May 17, 2012.
c)	Includes 9,215 shares issuable upon the exercise of Vested Stock Options. Includes 1,002 shares issuable upon the maturity of restricted stock grants made to directors on May 17, 2012.
d)	Includes 15,355 shares issuable upon the exercise of Vested Stock Options. Includes 1,002 shares issuable upon the maturity of restricted stock grants made to directors on May 17, 2012.
e)	Includes 61,432 shares issuable upon the exercise of Vested Stock Options. Includes 1,002 shares issuable upon the maturity of restricted stock grants made to directors on May 17, 2012.
f)	Includes 536,750 shares issuable upon the exercise of Vested Stock Options and 37,936 shares under a GRAT.
g)	Includes 61,432 shares issuable upon the exercise of Vested Stock Options, 23,771 shares held in the Charles and Cynthia Marquis Joint Revocable Trust dated December 8, 2003 and 56,000 shares held in the Charles Marquis 2012 Irrevocable Trust, as Trustee. Mr. Marquis disclaims beneficial ownership of Company stock held by the Charles Marquis 2012 Irrevocable Trust. Includes 1,002 shares issuable upon the maturity of restricted stock grants made to directors on May 17, 2012.
h)	Includes 1,002 shares reported to the SEC as under Mr. May’s beneficial ownership on his Form 4 as of January 14, 2013. Includes 33,932 shares issuable upon the exercise of Vested Stock Options. Includes 1,002 shares issuable upon the maturity of restricted stock grants made to directors on May 17, 2012.
i)	Includes 2,878 shares issuable upon the exercise of Vested Stock Options. Includes 1,002 shares issuable upon the maturity of restricted stock grants made to directors on May 17, 2012.
j)	Includes 61,432 shares issuable upon the exercise of Vested Stock Options; 114,000 shares held by KJC Ltd. of which Mr. Shutzer is the sole general partner and of which three of his adult children are limited partners; 32,210 shares held in trust for one adult child of which trust Mr. Shutzer’s wife is sole trustee; and 1,002 shares issuable upon the maturity of restricted stock grants made to directors on May 17, 2012. Mr. Shutzer disclaims beneficial ownership of Company stock held by KJC Ltd. and shares held in the aforementioned trust.

k)	Includes 89,920 shares issuable upon the exercise of Vested Stock Options and 678 shares credited to Mr. McGuiness’s account under the Company’s Employee Profit Sharing and Retirement Savings Plan.
l)	Includes 148,750 shares issuable upon the exercise of Vested Stock Options and 151 shares credited to Mr. Fernandez’s account under the Company’s Employee Profit Sharing and Retirement Savings Plan. Includes 51,431 shares pledged as security in a margin account.
m)	Includes 28,584 shares issuable upon the exercise of Vested Stock Options.
n)	Includes 119,250 shares issuable upon the exercise of Vested Stock Options and 477 shares held in Mr. King’s account under the Company’s Employee Profit Sharing and Retirement Savings Plan.
o)	Includes 1,732,878 shares issuable upon the exercise of Vested Stock Options and restricted stock grants that will mature on May 17, 2013; 1,605 restricted stock units that will mature on April 1, 2013; and 3,097 shares held in the Company’s Employee Profit Sharing and Retirement Savings Plan.

See “COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS, Compensation Discussion and Analysis, Equity Ownership and Share Pledging by Executive Officers and Directors” beginning on page PS-37 below for a discussion of the Company’s share ownership policy.

Compliance of Directors, Executive Officers and Greater-Than-Ten-Percent Stockholders with Section 16(a) Beneficial Ownership Reporting Requirements

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors, executive officers and greater-than-ten-percent stockholders to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. These persons are also required to provide us with copies of those reports.

Based on our review of those reports and of certain other documents we have received, we believe that, during and with respect to Fiscal 2012, all filing requirements under Section 16(a) applicable to our directors, executive officers and greater-than-ten-percent stockholders were satisfied in a timely manner, except that one filing was made 8 days late. Specifically, on March 26, 2013, Mr. Shutzer filed a Form 5 to report two transactions consummated in Fiscal 2012.

RELATIONSHIP WITH INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP (“PwC”) serves as the Company’s independent registered public accounting firm and, through its predecessor firms, has served in that capacity since 1984.

The Audit Committee has selected PwC as the independent registered public accounting firm to audit the Company’s financial statements and effectiveness of internal controls for the fiscal year ending January 31, 2014. The Audit Committee is directly responsible for appointing the independent auditors. In making this selection, the Audit Committee considered the independence of PwC, and whether the audit and non-audit services PwC provides to the Company are compatible with maintaining that independence.

The Audit Committee has adopted a policy requiring advance approval of PwC’s fees and services by the Audit Committee; this policy also prohibits PwC from performing certain non-audit services for the Company including: (i) bookkeeping, (ii) systems design and implementation, (iii) appraisal or valuation, (iv) actuarial, (v) internal audit, (vi) management or human resources, (vii) investment advice or investment banking, (viii) legal services, and (ix) expert services unrelated to the audit. All fees paid to PwC by the Company as shown in the table that follows were approved by the Audit Committee pursuant to this policy.

Fees and Services of PricewaterhouseCoopers LLP

The following table presents fees for professional audit services rendered by PwC for the audit of the Company’s consolidated financial statements and the effectiveness of internal controls over financial reporting for the years ended January 31, 2013 and 2012, and for its reviews of the Company’s unaudited condensed consolidated interim financial statements. This table also reflects fees billed for other services rendered by PwC.

	January 31, 2013	January 31, 2012
Audit Fees	$2,837,200	$2,629,300
Audit-related Fees	29,000	21,500

Audit and Audit-related Fees	2,866,200	2,650,800
Tax Fees[a]	1,636,500	1,769,450
All Other Fees[b]	234,500	231,500

Total Fees	$4,737,200	$4,651,750

a)	Tax fees consist of fees for tax compliance and tax consultation services. These fees included tax filing and compliance fees of $1,549,900 for the year ended January 31, 2013 and $1,674,650 for the year ended January 31, 2012.
b)	All other fees consist of Sustainability Assurance procedures, Kimberly Process Agreed Upon Procedures and costs for research software for the years ended January 31, 2013 and January 31, 2012.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

The Board, In General

The Company is a Delaware corporation. Our principal subsidiary is Tiffany and Company, a New York corporation. In this Proxy Statement, Tiffany and Company will be referred to as simply “Tiffany.”

The Board is currently comprised of nine members. The Board can also fill vacancies and newly created directorships, as well as amend the By-laws to provide for a greater or lesser number of directors.

Directors are required by our By-laws to be less than age 72 when elected or appointed unless the Board waives that provision with respect to an individual director whose continued service is deemed uniquely important to the Company. Under the Company’s Corporate Governance Principles, directors may not serve on a total of more than six public company boards. Service on the Board is included in that total.

The Role of the Board in Corporate Governance

The Board plays several important roles in the governance of the Company, as set out in the Company’s Corporate Governance Principles. The Corporate Governance Principles may be viewed on the Company’s website www.tiffany.com, by clicking on “Investors” at the bottom of the page and then selecting “Corporate Governance” from the left-hand column. The Corporate Governance Principles can also be found as Appendix I to this Proxy Statement. The responsibilities of the Board include:

•	Management succession;

•	Review and approval of the annual operating plan prepared by management;

•	Monitoring of performance in comparison to the operating plan;

•	Review and approval of the Company’s strategic plan prepared by management;

•	Consideration of topics of relevance to the Company’s ability to carry out its strategic plan;

•	Review and approval of a delegation of authority by which management carries out the day-to-day operations of the Company and its subsidiaries;

•	Review of the Company’s investor relations program;

•	Review of the Company’s schedule of insurance coverage; and

•	Review and approval of significant actions by the Company.

Political Spending

At its November 2011 meeting, the Board adopted the Tiffany & Co. Principles Governing Corporate Political Spending. These principles are intended to ensure oversight, transparency and effective decision-making with respect to the Company’s political spending, and to protect employees’ autonomy with respect to personal political spending. The principles may be viewed on the Company’s website, www.tiffany.com, by clicking “Investors” at the bottom of the page, and then selecting “Corporate Governance” from the left-hand column.

In accordance with the Principles Governing Corporate Political Spending, the Company reported the following expenses for Fiscal 2012. The Company paid $314,447 to Cassidy & Associates, a government relations firm based in Washington D.C. that engaged, on behalf of the Company, in lobbying efforts focused on public policy concerning various mining law and sustainability issues and also addressed certain trade and industry matters for the Company. Cassidy & Associates did not use any funds from the Company to assist candidates for office or to influence the outcome of ballot initiatives. Additionally, funds in an amount less than $305, which reflect a portion of the membership dues the Company or its affiliates paid to major trade associations (defined to include those trade associations to which the Company and its affiliates pay at least $25,000 in annual dues), were used by such trade associations for political expenditures.

Executive Sessions of Non-management Directors/Presiding Non-management Director

Non-management directors meet regularly in executive session without management participation. This encourages open discussion. At those meetings, Charles K. Marquis, Chairman of the Nominating/Corporate Governance Committee, presides. In addition, at least once per year the independent directors meet separately in executive session.

Communication with Non-management Directors

Stockholders may send written communications to the entire Board or to any of the non-management directors by addressing their concerns to Mr. Marquis, Chairman of the Nominating/Corporate Governance Committee (presiding director), at the following address: Corporate Secretary (Legal Department), Tiffany & Co., 727 Fifth Avenue, New York, New York 10022. All communications will be compiled by the Corporate Secretary and submitted to the Board or an individual director, as appropriate, on a periodic basis.

Director Attendance at Annual Meeting

The Board schedules a regular meeting on the date of the Annual Meeting of Stockholders to facilitate attendance at the Annual Meeting by the directors. All of the nine current directors attended the Annual Meeting held in May 2012. Mr. J. Thomas Presby, then a director, but not then standing for election, did not attend.

Independent Directors Constitute a Majority of the Board

The Board has affirmatively determined that each of the following directors and director-nominees is “independent” under the listing standards of the New York Stock Exchange in that none of them has a material relationship with the Company (directly or as a partner, shareholder or officer of any organization that has a relationship with the Company): Rose Marie Bravo, Gary E. Costley, Lawrence K. Fish, Abby F. Kohnstamm, Charles K. Marquis, Peter W. May, and Robert S. Singer.

All of the members of the Audit, Nominating/Corporate Governance and Compensation Committees are independent as indicated in the prior paragraph.

The Board also considered the other tests of independence set forth in the New York Stock Exchange Corporate Governance Rules and has determined that each of the above directors and nominees is independent as defined in such Rules.

In addition, the Board has affirmatively determined that Robert S. Singer, Gary E. Costley, Lawrence K. Fish, Abby F. Kohnstamm and Charles K. Marquis meet the additional, heightened independence criteria applicable to audit committee members under New York Stock Exchange rules.

In determining that Mr. Fish is independent, the Board considered banking relationships that exist between ABN/AMRO and the Company. Both ABN/AMRO and Citizens Financial Group are subsidiaries of the Royal Bank of Scotland Group. Mr. Fish was, on first election in 2008, an employee of Citizens Financial Group and a director of Royal Bank of Scotland Group. A portion of the operations of ABN/AMRO was acquired by Royal Bank of Scotland Group. The Company does banking business with ABN/AMRO. Mr. Fish is no longer associated with any of those entities.

In determining that Ms. Bravo is independent, the Board considered the employment relationship between Ms. Bravo’s adult stepdaughter and Tiffany. This stepdaughter is not an officer of the Company or Tiffany and does not reside in Ms. Bravo’s household and, for purposes of the New York Stock Exchange categorical independence test, she is not deemed an immediate family member nor is her compensation as a Tiffany employee required to be considered under such test. She was hired in June 2009 after Tiffany acquired a product design group from a disbanding company; subsequent to this acquisition, she was recruited to this design group because she had previously worked for the group. She is not at a significantly high enough job level within Tiffany so that the Compensation Committee is involved in determining the elements or level of her compensation except as equity compensation is determined for the group of employees that work at her job level.

To our knowledge, none of the other independent directors or director-nominees has any direct or indirect relationship with the Company, other than as a director.

Board and Committee Meetings and Attendance during Fiscal 2012

All current and incumbent directors attended at least 87% of the aggregate number of meetings of the Board and those committees (including the Audit Committee, Compensation Committee, Stock Option Subcommittee, Nominating/Corporate Governance Committee, the Finance Committee and the Corporate Social Responsibility Committee) on which they served during Fiscal 2012.

•	The full Board held six meetings. Attendance averaged 98% amongst all current members.

•	The Audit Committee held eight meetings. Attendance averaged 95% amongst all current members.

•	The Compensation Committee and its Stock Option Subcommittee held six meetings. Attendance averaged 97% amongst all current members.

•

The Nominating/Corporate Governance Committee held six meetings. Attendance averaged 100% amongst all current members. On each of these occasions the Chief Executive Officer absented himself from the meeting so as to allow the outside directors to meet alone.

•	The Finance Committee held six meetings. Attendance averaged 95% amongst all current members.

•	The Corporate Social Responsibility Committee held three meetings. All current members attended all meetings.

Committees of the Board

Board Committee Membership

Director	Audit*	Compensation & Stock Option Sub- committee*	Corporate Social Responsibility	Dividend	Finance	Nominating/ Corporate Governance*
Rose Marie Bravo		x				x
Gary E. Costley	x	Chair	x			x
Lawrence K. Fish	x		Chair		x
Abby F. Kohnstamm	x	x	x			x
Charles K. Marquis	x	x				Chair
Peter W. May		x			x
Robert S. Singer	Chair	x			x
William A. Shutzer					Chair
Michael J. Kowalski			x	x

*	Comprised solely of independent directors.

Nominating/Corporate Governance Committee

The primary function of the Nominating/Corporate Governance Committee is to assist the Board in matters of corporate governance. The Nominating/Corporate Governance Committee operates under the charter adopted by the Board. The charter may be viewed on the Company’s website, www.tiffany.com, by clicking “Investors” at the bottom of the page, and then selecting “Corporate Governance” from the left-hand column. Under its charter, the role of the Nominating/Corporate Governance Committee includes recommending to the Board:

•	Policies on the composition of the Board;

•	Criteria for the selection of nominees for election to the Board;

•	Nominees to fill vacancies on the Board;

•	Nominees for election to the Board;

•	Director compensation; and

•	Management succession.

Submitting Candidate Names

If you would like to submit the name of a candidate for the Nominating/Corporate Governance Committee to consider as a nominee of the Board for director, you may send your submission at any time to the Nominating/Corporate Governance Committee, c/o Mr. Patrick B. Dorsey, Corporate Secretary (Legal Department), Tiffany & Co., 727 Fifth Avenue, New York, New York 10022.

Process for Identifying and Evaluating Nominees for Director

The Nominating/Corporate Governance Committee evaluates candidates recommended by stockholders in the same manner as it evaluates director candidates suggested by others, including those recommended by director search firms.

See our Corporate Governance Principles which are available on our website www.tiffany.com (click “Investors” at the bottom of the page, then select “Corporate Governance” from the left-hand column) and as Appendix I to this Proxy Statement. In accordance with these principles, candidates for director shall be selected on the basis of their business experience and expertise, with a view to supplementing the business experience and expertise of management and adding further substance and insight into board discussions and oversight of management.

The policy is implemented through discussions at meetings of the Nominating/Corporate Governance Committee and through specifications provided to director search firms when such firms are retained. The Nominating/Corporate Governance Committee has no procedure or means of assessing the effectiveness of this policy other than the process described under “Self-Evaluation” below.

The Nominating/Corporate Governance Committee has no other policy with regard to the consideration of diversity in identifying director nominees.

Dividend Committee

The Dividend Committee declares regular quarterly dividends in accordance with the dividend policy established by the Board. The Dividend Committee acts by unanimous written consent. Mr. Kowalski is the sole member of the Dividend Committee.

Compensation Committee

The primary function of the Compensation Committee is to assist the Board in compensation matters. The Compensation Committee operates under its charter which may be viewed on the Company’s website, www.tiffany.com, by clicking “Investors” at the bottom of the page, and then selecting “Corporate Governance” from the left-hand column. Under its charter, the Compensation Committee’s responsibilities include:

•	Approval of remuneration arrangements for executive officers; and

•	Approval of compensation plans in which officers and employees of Tiffany are eligible to participate.

Compensation for the non-management members of the Board is set by the Board with advice from the Nominating/Corporate Governance Committee.

Role of Compensation Consultants

Pay Governance LLC is retained by the Compensation Committee to provide advice with respect to the amount and form of executive compensation. This firm also provides advice to the Nominating/Corporate Governance Committee with respect to director compensation.

The decision to retain Pay Governance LLC was made by the Committee Chair. Management has assisted in arranging meetings between Pay Governance LLC and the Committee.

Pay Governance LLC performs two functions for the Compensation Committee. First, it prepares and discusses with the Committee an annual competitive compensation analysis with respect to each executive officer position. The use of this analysis is discussed in COMPENSATION DISCUSSION AND ANALYSIS, Competitive Compensation Analysis on page PS-42. Second, Pay Governance LLC recommends compensation initiatives to the Compensation Committee, including the structure of long- and short-term compensation components (including both equity and non-equity components) and the relative value that each component should constitute within the total portfolio of executive compensation.

Pay Governance LLC does not consult with management on compensation to be paid to non-executive employees, nor does it have any potential or actual conflicts with the Company. The Compensation Committee has told Pay Governance LLC that it is to act independently of management and only at the direction of the Committee and that its ongoing engagement is determined solely by the Compensation Committee.

For additional information regarding the operation of the Compensation Committee, including the role of consultants and management in the process of determining the amount and form of executive compensation, see “Compensation Committee Process” beginning on page PS-45 of the “Compensation Discussion and Analysis” below. The Compensation Committee’s report appears on page PS-46.

Stock Option Subcommittee

The Stock Option Subcommittee determines the grant of options, restricted stock units, cash incentive awards and other matters under our 2005 Employee Incentive Plan. All members of the Compensation Committee are members of this subcommittee.

Compensation Committee Interlocks and Insider Participation

No director serving on the Compensation Committee or its Stock Option Subcommittee during any part of Fiscal 2012 was, at any time either during or before such fiscal year, an officer or employee of Tiffany & Co. or any of its subsidiaries. No interlocking relationship exists between the Board or Compensation Committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed during Fiscal 2012.

Audit Committee

The Company’s Audit Committee is an “audit committee” established in accordance with Section 3(a)-(58)(A) of the Securities Exchange Act of 1934. The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to the Company’s financial matters. The Audit Committee operates under a charter adopted by the Board; that charter may be viewed on the Company’s website, www.tiffany.com, by clicking “Investors” at the bottom of the page and then selecting “Corporate Governance” from the left-hand column. Under its charter, the Audit Committee’s responsibilities include:

•

Retaining and terminating the Company’s independent registered public accounting firm, reviewing the quality-control procedures and independence of such firm and evaluating their proposed audit scope, performance and fee arrangements;

•	Approving in advance all audit and non-audit services to be rendered by the independent registered public accounting firm;

•	Reviewing the adequacy of our system of internal control over financial reporting;

•	Establishing procedures for complaints regarding accounting, internal accounting controls or auditing matters; and

•	Conducting a review of our financial statements and audit findings in advance of filing, and reviewing in advance proposed changes in our accounting principles.

The Board has determined that all members of the Audit Committee are financially literate, that at least one member of the Audit Committee meets the New York Stock Exchange standard of having accounting or related financial management expertise, and that Mr. Singer meets the SEC criteria of an “audit committee financial expert.” The Board considered Mr. Singer’s past experience as Chief Financial Officer of Gucci Group NV, Partner at Coopers & Lybrand, and Chairman of the audit committee for Fairmont Hotels & Resorts, Inc. The report of the Audit Committee is on page PS-21.

Finance Committee

The Board formed the Finance Committee to assist the Board with its oversight of the Company’s capital structure, dividend policy, repurchase of the Company’s common stock, debt and equity financings, and the retention of investment bankers and other financial advisors to the Board, and guarantee of currency, interest rate or commodity hedging transactions entered into by the Company’s subsidiaries. The Finance Committee operates under the charter adopted by the Board. The charter may be viewed on the Company’s website, www.tiffany.com, by clicking “Investors” at the bottom of the page, and then selecting “Corporate Governance” from the left-hand column.

Corporate Social Responsibility Committee

The Board formed the Corporate Social Responsibility Committee to assist the Board with its oversight of the Company’s policies and practices involving the environment, vendor workplace conditions and employment practices, community affairs, sustainable product sourcing, corporate charitable giving, governmental relations, political activities and diversity in employment. The Corporate Social Responsibility Committee operates under the charter adopted by the Board. The charter may be viewed on the Company’s website, www.tiffany.com, by clicking “Investors” at the bottom of the page, and then selecting “Corporate Governance” from the left-hand column.

Self-Evaluation

The independent directors who serve on the Board conduct an annual evaluation of the workings and efficiency of the Board and of each of the Board committees on which they serve and make recommendations for change, if required.

Resignation on Job Change or New Directorship

Under the Company’s Corporate Governance Principles, a director must submit a letter of resignation to the Nominating/Corporate Governance Committee on a change in employment or significant change in job responsibilities and upon accepting or resolving to accept a directorship with another public company. The Committee may either accept or reject such resignation, but must act within 10 days after considering, in light of the circumstances, the continued appropriateness of the continued service of the director.

Board Leadership Structure

The offices of Chairman of the Board and Chief Executive Officer are held by the same person, Michael J. Kowalski. The Company has a lead independent director (also referred to as “presiding independent director”). Charles K. Marquis occupies such position by virtue of his chairmanship of the Nominating/Corporate Governance Committee.

Mr. Kowalski sets a preliminary agenda for each board meeting and submits it for the approval of the lead independent director.

The lead independent director chairs meetings of the independent and non-management directors (including meetings of the Nominating/Corporate Governance Committee) and during those meetings solicits the comments and suggestions of the independent directors and other non-management directors with respect to the agenda for Board meetings, the information to be provided by management and the quality of the discussions and decision-making process.

The Nominating/Corporate Governance Committee deems the existing structure appropriate in the context of the existing board size, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with Mr. Kowalski and the executive management group.

Mr. Kowalski has served as Chairman of the Board since the start of Fiscal 2003 and the directors have had the opportunity during that time to assess his skills at moderating discussions during meetings, his responsiveness to the Board’s suggestions for the agenda and the information provided by management to the directors. The Board believes there is value in having the Chief Executive Officer serve as Chairman of the Board for a number of reasons. The Chief Executive Officer’s active involvement in the operations of the Company improves his ability to set the agenda for each board meeting. Further, his dual role ensures the strategic planning process and Company operations remain closely linked to each other.

The Nominating/Corporate Governance Committee may reassess the appropriateness of the existing leadership structure at any time, including following changes in management, in board composition or in the scope or complexity of the Company’s operations.

Board Role in Risk Oversight

The Board believes (i) that management is responsible to manage the various risks that may arise in the Company’s operations and (ii) that the Board has a role in overseeing management in the risk management function.

Management’s approach to risk management includes systems of authorities and approval levels; internal control checks and balances; analytical methods for making and evaluating decisions; planning for annual business growth and profitability; strategic planning; and nurturing a corporate culture that rewards integrity and supports the TIFFANY & CO. brand image. This approach to risk management includes these goals: that every risk should, when possible and practicable, be identified, quantified as to monetary impact, assigned a probability factor, and properly delegated to management for a response. Operational risks so categorized are used to inform and shape the internal audit plan and are communicated to the Company’s independent registered public accounting firm so that they can be referenced and used, if deemed appropriate, to inform and shape the external audit plan. Strategic risks are identified and are addressed in the strategic planning process.

Each year management is charged with the preparation of detailed business plans for the coming year (the annual plan) and the ensuing five-year period (the strategic plan) and required to review these plans, as they are developed and refined, on three separate occasions with the Board. Among other items, such plans include budgets for capital expenditures, inventory purchases, cash flow and liquidity, hiring, borrowing and dividends. The Board requires management to plan on the basis of realistic assumptions concerning sales and cost increases. In this process, the Board endeavors to assess whether management has made an appropriate analysis of the operational and brand risks inherent in the plans.

Each year the Board reviews and approves the annual business plan and the strategic plan. The Board also reviews specific risk areas on a regular basis. These are insured risks, management authority, investor relations, litigation risks, foreign currency risks, diamond supply risk and inventory risk.

The Audit Committee is required to discuss policies with respect to risk assessment and risk management and regularly does so. The Audit Committee concerns itself most specifically with the integrity of the financial reporting process, but also with personnel, asset and information security risk.

The Finance Committee concerns itself principally with liquidity risk.

The Company has not designated an overall risk management officer and has no formal policy for coordination of risk management oversight amongst the two board committees involved. The committee structure was not organized specifically for the purpose of risk management oversight.

The Board coordinates the risk management oversight function in the following manner. Both the Finance Committee and the Audit Committee share the minutes of their meetings with the Board and report regularly to the Board. All committee meetings are open to the other directors and many regularly attend because the committee meetings are regularly scheduled on the day of or the day preceding Board meetings.

Business Conduct Policy and Code of Ethics

The Company has a long-standing policy governing business conduct for all Company employees worldwide. The policy requires compliance with law and avoidance of conflicts of interest and sets standards for various activities to avoid the potential for abuse or the occasion for illegal or unethical activities. This policy covers, among other activities, the acceptance or giving of gifts from or to those seeking to do business with the Company, processing one’s own transactions, political contributions and reporting dishonest activity. Each year, all employees are required to review the policy, report any violations or conflicts of interest and affirm their obligation to report future violations to management.

The Company has a toll-free “hotline” to receive complaints from employees, vendors, stockholders and other interested parties concerning violations of the Company’s policies or questionable accounting, internal controls or auditing matters. The toll-free phone number is 877-806-7464. The hotline is operated by a third-party service provider to assure the confidentiality and completeness of all information received. Users of this service may elect to remain anonymous.

We also have a Code of Business and Ethical Conduct for the directors, the chief executive officer, the chief financial officer and all other officers of the Company. The Code advocates, and requires those persons to adhere to, principles and responsibilities governing professional and ethical conduct. This Code supplements our business conduct policy. Waivers may only be made by the Board. A summary of our business conduct policy and a copy of the Code of Business and Ethical Conduct are posted on our website, www.tiffany.com, by clicking “Investors” at the bottom of the page, and then selecting “Corporate Governance” from the left-hand column. We have also filed a copy of the Code with the SEC as an exhibit to our Annual Report on Form 10-K for Fiscal 2012. The Board has not adopted a policy by which it will disclose amendments to, or waivers from, the Company’s Code of Business and Ethical Conduct on our website. Accordingly, we will file a report on Form 8-K if that Code is amended or if the Board has granted a waiver from such Code, including an implicit waiver. We will file such a report only if the waiver applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, and if such waiver relates to: honest and ethical conduct; full, fair, accurate, timely and understandable disclosure; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the Code; or accountability for adherence to the Code.

The Nominating/Corporate Governance Committee, Audit Committee and Compensation Committee charters as well as the Code of Ethics and the Corporate Governance Principles are available in print to any stockholder who requests them.

Limitation on Adoption of Poison Pill Plans

On January 19, 2006, the Board terminated the Company’s stockholder rights plan (typically referred to as a “poison pill”) and adopted the following policy:

“This Board shall submit the adoption or extension of any poison pill to a stockholder vote before it acts to adopt such poison pill; provided, however, that this Board may act on its own to adopt a poison pill without first submitting such matter to a stockholder vote if, under the circumstance then existing, this Board in the exercise of its fiduciary responsibilities deems it to be in the best interests of the Company and its stockholders to adopt a poison pill without the delay in adoption that is attendant upon the time reasonably anticipated to seek a stockholder vote. If a poison pill is adopted without first submitting such matter to a stockholder vote, the poison pill must be submitted to a stockholder vote within one year after the effective date of the poison pill. Absent such submission to a stockholder vote, and favorable action thereupon, the poison pill will expire on the first anniversary of its effective date.”

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted policies and procedures for the review, approval or ratification of transactions with the Company (or any subsidiary) in which any director or executive officer, any nominee for election as a director, any immediate family member of such an officer, director or nominee or any five-percent holder of the Company’s securities has a direct or indirect material interest. Such transactions are referred to the Nominating/Corporate Governance Committee for review. In determining whether to approve or ratify any transaction, the Committee applies the following standard after considering the facts and circumstances of the transaction: whether, in the business judgment of the Committee members, the interests of the Company appear likely to be served by such approval or ratification.

The Board has ratified the hiring in Fiscal 2009 by Tiffany management of the following related person: Suzanne Jackey, an adult stepdaughter of Rose Marie Bravo, a director and a nominee for director. Ms. Jackey was hired as Tiffany’s Director of Product Development and Merchandising – Leather Accessories because she had previously worked for the product development group hired to develop a new product line. Ms. Jackey is a salaried employee of Tiffany whose annual salary and target bonus totaled approximately $230,000 for fiscal year 2012.

CONTRIBUTIONS TO DIRECTOR-AFFILIATED CHARITIES

The contributions listed below were made during the last three fiscal years to charitable organizations with which directors or director nominees are affiliated through membership on the governing board of such charitable organizations. None of the independent directors serves as an executive officer of these charities:

•	92nd Street Y: merchandise grants totaling $875 and $8,500 in Fiscal 2012 and Fiscal 2011 respectively (Mr. May is an honorary member of the Board of Directors).

•

University of Chicago Cancer Research Foundation (Women’s Board): merchandise grants totaling $43,620 and $49,750, in Fiscal 2011 and 2010, respectively (Mr. May is a Trustee of The University of Chicago, a member of its Executive Committee and a member of the Advisory Council of the Graduate School of Business at The University of Chicago).

•	Carnegie Hall: a combination of ticket subscription and advertisement for the opening night gala program of $30,850 in Fiscal 2012 and $31,500 in each Fiscal 2011 and 2010 (Mr. May is a Trustee).

•	Partnership for New York City: $15,000 annual dues contributions in each of Fiscal 2012, 2011 and 2010 (Mr. May and Tiffany are each partners).

•

Mt. Sinai Medical Center: combination of ticket subscription, cash and merchandise grants totaling approximately $6,000 and $100,000 in Fiscal 2011 and 2010, respectively (Mr. May is Chairman of the Board of Trustees).

•	UJA Federation: $800 in Fiscal 2011 for ticket subscriptions and $50,000 in Fiscal 2010 in support of gala honoring Mr. May (Mr. May is a member of the Board of Trustees).

•	Paul Taylor Dance Company: merchandise grants of $2,840, $975 and $925 in Fiscal 2012, 2011 and 2010, respectively (Mr. Shutzer is a Trustee).

•	Prep for Prep: merchandise grants totaling $2,370, $1,980 and $1,980 for Fiscal 2012, 2011, and 2010, respectively (Mr. Shutzer is a Trustee).

•

Phoenix House: combination of ticket subscription and merchandise grants totaling $13,755, $29,690 and $13,170 for Fiscal 2012, 2011 and 2010, respectively (Ms. Bravo is a member of the Board of Directors).

•	Roundabout Theatre Company: $25,000 table purchase for spring gala in Fiscal 2012 (Ms. Kohnstamm is a member of the Board of Directors).

REPORT OF THE AUDIT COMMITTEE

Included in the Company’s Annual Report to Stockholders are the consolidated balance sheets of the Company and its subsidiaries as of January 31, 2013 and 2012, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity, and cash flows for each of the three years in the period ended January 31, 2013. These statements (the “Audited Financial Statements”) are the subject of a report by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”). The Audited Financial Statements are also included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The Audit Committee reviewed and discussed the Audited Financial Statements with the Company’s management and otherwise fulfilled the responsibilities set forth in its charter. The Audit Committee has also discussed with the Company’s management and independent registered public accounting firm their evaluations of the effectiveness of the Company’s internal controls over financial reporting.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” as adopted by the PCAOB in Rule 3200T, and PCAOB Auditing Standard No. 5, “An Audit of Internal Control Over Financial Reporting That Is Integrated With An Audit of Financial Statements.”

The Audit Committee received from PwC the written disclosure and letter required by PCAOB Rule 3526 “Communication with Audit Committees Concerning Independence,” and has discussed the independence of PwC with that firm. The Audit Committee has considered whether the provision by PwC of the tax consultation, tax compliance and other non-audit-related services disclosed above under “RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM – Fees and Services of PricewaterhouseCoopers LLP” is compatible with maintaining PwC’s independence and has concluded that providing such services is compatible with that firm’s independence from the Company and its management.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Company’s Board that the Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

Signed:

Robert S. Singer, Chair

Gary E. Costley

Lawrence K. Fish

Abby F. Kohnstamm

Charles K. Marquis

Members of the Audit Committee

EXECUTIVE OFFICERS OF THE COMPANY

The executive officers of the Company are:

Name	Age	Position	Year Joined Tiffany
Michael J. Kowalski	61	Chairman of the Board and Chief Executive Officer	1983
Beth O. Canavan	58	Executive Vice President	1987
Frederic Cumenal	53	Executive Vice President	2011
James N. Fernandez	57	Executive Vice President and Chief Operating Officer	1983
Jon M. King	56	Executive Vice President	1990
Victoria Berger-Gross	57	Senior Vice President – Global Human Resources	2001
Pamela H. Cloud	43	Senior Vice President – Merchandising	1994
Patrick B. Dorsey	62	Senior Vice President – General Counsel and Secretary	1985
Andrew W. Hart	45	Senior Vice President – Diamonds and Gemstones	1999
Patrick F. McGuiness	47	Senior Vice President – Chief Financial Officer	1990
Caroline D. Naggiar	55	Senior Vice President – Chief Marketing Officer	1997
John S. Petterson	54	Senior Vice President – Operations and Manufacturing	1988

Michael J. Kowalski. Mr. Kowalski assumed the role of Chairman of the Board in 2003, following the retirement of William R. Chaney. He has served as the Registrant’s Chief Executive Officer since 1999 and on the Registrant’s Board of Directors since 1995. After joining Tiffany in 1983 as Director of Financial Planning, Mr. Kowalski held a variety of merchandising management positions and served as Executive Vice President from 1992 to 1996 with overall responsibility in the areas of merchandising, marketing, advertising, public relations and product design. He was elected President in 1997. Mr. Kowalski is a member of the Board of Directors of the Bank of New York Mellon. The Bank of New York Mellon is Tiffany’s principal banking relationship, serving as Administrative Agent and a lender under Tiffany’s revolving credit facility and as the trustee and investment manager for Tiffany’s Employee Pension Plan; and BNY Mellon Shareowner Services, an affiliate of Bank of New York Mellon, served as the Company’s transfer agent and registrar until such affiliate was sold to Computershare in December 2011.

Beth O. Canavan. Mrs. Canavan joined Tiffany in 1987 as Director of New Store Development. She later held the positions of Vice President, Retail Sales Development, Vice President and General Manager of the New York flagship store and Eastern Regional Vice President. In 1997, she assumed the position of Senior Vice President for U.S. Retail. In 2000, she was promoted to Executive Vice President responsible for retail sales activities in the U.S. and Canada and retail store expansion. In 2001, Mrs. Canavan assumed additional responsibility for direct sales and business-to-business sales activities in the Americas and in 2010 also assumed responsibility for sales in Latin/South America. In 2013, Mrs. Canavan will transition from her current responsibilities to establish and lead a specialized selling organization focused on growth of high end statement jewelry sales.

Frederic Cumenal. Mr. Cumenal joined Tiffany in March 2011 as Executive Vice President, with responsibility for the Asia-Pacific, Japan, Europe and Emerging Markets Regions. In 2012, Mr. Cumenal’s responsibilities were expanded to include all regions. For 15 years prior to joining Tiffany, Mr. Cumenal held senior leadership positions in LVMH Group’s wine and spirits businesses, most recently as President and Chief Executive Officer of Moët & Chandon, S.A. Previously, Mr. Cumenal served as Chief Executive Officer of Domaine Chandon, and was Managing Director of Moët Hennessy Europe.

James N. Fernandez. Mr. Fernandez joined Tiffany in 1983 and held various positions in financial planning and management prior to his appointment as Senior Vice President–Chief Financial Officer in 1989. In 1998, he was promoted to Executive Vice President–Chief Financial Officer. In June 2011 he was promoted to Executive Vice President and Chief Operating Officer. Mr. Fernandez serves on the Board of Directors of The Dun & Bradstreet Corporation and is the Chairman of its Audit Committee and a member of its Board Affairs Committee.

Jon M. King. Mr. King joined Tiffany in 1990 as a jewelry buyer and held various positions in the Merchandising Division, assuming responsibility for product development in 2002 as Group Vice President. In 2003, he was promoted to Senior Vice President–Merchandising. In 2006, he was promoted to Executive Vice President. From that time through 2012, Mr. King had responsibility for Merchandising, Marketing and Public Relations. Currently, Mr. King leads the Company’s product design and store design activities.

Victoria Berger-Gross. Dr. Berger-Gross joined Tiffany in 2001 as Senior Vice President–Human Resources. Her current title is Senior Vice President, Global Human Resources.

Pamela H. Cloud. Ms. Cloud joined Tiffany in 1994 as an assistant buyer and has since advanced through positions of increasing management responsibility within the Merchandising Division. In 2007, she was promoted to Senior Vice President–Merchandising, responsible for all aspects of product planning and inventory management.

Patrick B. Dorsey. Mr. Dorsey joined Tiffany in 1985 as General Counsel and Secretary.

Andrew W. Hart. Mr. Hart joined Tiffany in 1999 as Director – Materials Management and advanced through positions of increasing management responsibility. He was promoted to Vice President—Diamonds and Gemstones in 2002. In 2012, he was promoted to Senior Vice President—Diamonds and Gemstones. He is responsible for the Company’s global diamond and gemstone supply chain.

Patrick F. McGuiness. Mr. McGuiness joined Tiffany in 1990 as an analyst in Accounting & Reporting and has held a variety of management positions within the Finance Division, including as Group Vice President–Finance, and in Merchandising from 2000 to 2002 as Vice President–Merchandising Process Improvement. In 2007, he was promoted to Senior Vice President–Finance, responsible for Tiffany’s worldwide financial functions. In June 2011, Mr. McGuiness was promoted to Senior Vice President–Chief Financial Officer and, in addition to his responsibility for worldwide financial functions, was assigned responsibility for Investor Relations.

Caroline D. Naggiar. Ms. Naggiar joined Tiffany in 1997 as Vice President–Marketing Communications. She assumed her current role and responsibilities as head of advertising and marketing in 1998 and, in 2007 she was assigned additional responsibility for the Public Relations department and named Chief Marketing Officer. In 2009, she added Creative Visual Merchandising to her responsibilities.

John S. Petterson. Mr. Petterson joined Tiffany in 1988 as a management associate and advanced through positions of increasing management responsibility. He was promoted to Senior Vice President–Corporate Sales in 1995. In 2001, Mr. Petterson assumed the role of Senior Vice President–Operations, with responsibility for worldwide distribution, customer service and security activities. His responsibilities were expanded in 2003 to include manufacturing operations.

COMPENSATION OF THE CEO AND OTHER EXECUTIVE OFFICERS

Contents

Compensation Discussion and Analysis	Page PS-25
Report of the Compensation Committee	Page PS-46
Summary Compensation Table – Fiscal 2012, 2011 and 2010	Page PS-47
Grants of Plan-Based Awards Table – Fiscal 2012	Page PS-51
Discussion of Summary Compensation Table and Grants of Plan-Based Awards	Page PS-53
Outstanding Equity Awards at Fiscal Year-end Table	Page PS-59
Option Exercises and Stock Vested Table – Fiscal 2012	Page PS-62
Pension Benefits Table	Page PS-62
Nonqualified Deferred Compensation Table	Page PS-67
Potential Payments on Termination or Change in Control	Page PS-69
Director Compensation Table – Fiscal 2012	Page PS-73
Equity Compensation Plan Information	Page PS-76

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)

Executive Summary1

Say on Pay

In May 2012, the Company’s Say on Pay proposal passed with 95.7% of the stockholder votes in favor of the Company’s executive compensation program.

2012 Company Performance and Short-term Cash Incentive Awards

The Company’s consolidated Fiscal 2012 net earnings were modestly above the minimum established by the Compensation Committee of the Board of Directors (the “Committee”) at the start of the year and communicated to the executive officers.

As a result, and consistent with the Committee’s communication to the executive officers at the start of the year, the Committee paid the executive officers 14% of their target Fiscal 2012 annual incentive/bonus, with the exception of two executive officers who were paid 18-19% of their target annual incentive/bonus based on individual factors.

2013 Executive Compensation

In January 2013, the Committee decided to leave the structure of the executive compensation program unchanged for Fiscal 2013. The Committee considered stockholder support demonstrated for the May 2012 Say on Pay proposal in reaching this decision. For the executive officers, compensation will continue to be structured as follows for Fiscal 2013:

•	Target incentive awards/bonuses will range from 50-70% of base salary for the executive officers other than the chief executive officer,

•	Target incentive award will remain 100% for the chief executive officer, and

•	Long-Term incentive awards will range from 100%-300% of base salary (in each case, comprised of 50% stock options/50% performance-based restricted stock units).

Base Salary and Incentive Awards/Bonuses

The Committee determined that base salary and target incentive awards/bonuses for Fiscal 2013 would remain the same as in Fiscal 2012 with the exception of one newly-appointed senior vice president, whose base salary and target incentive were increased.

The Committee deferred consideration of an overall adjustment to base salary and target incentive awards/bonuses until January 2014. The Committee had announced previously that it would consider changes in base salary and annual incentive compensation rates on a two-year cycle. Consistent with the foregoing, the Committee was scheduled to consider an overall adjustment in January 2013, but deferred this decision due to a Company-wide expense reduction program intended for Fiscal 2013 and the annual compensation review’s conclusion that target compensation remains broadly competitive.

In January 2013, the Committee approved the target amounts (but not specific performance targets) for annual incentives/bonuses to be paid in respect of Fiscal 2013. Payments, if any, will be made in Fiscal 2014.

[1]	All references to years relate to fiscal years that end on January 31 of the following calendar year.

In March 2013, the Committee set the specific performance targets for annual incentives/bonuses to be paid in respect of Fiscal 2013. Payments, if any, will be made in Fiscal 2014.

In March 2013 the Committee provided guidance to the executives with respect to annual incentives/bonuses to be paid in respect of Fiscal 2013. No annual incentives/bonuses shall be paid if earnings fall below $268.2 million for Fiscal 2013 and no annual incentive/bonus shall exceed an executive’s maximum award. If earnings equal or exceed $268.2 million, annual incentives/bonuses may be paid, in which case the Committee will base a portion of the annual incentives/bonuses on Corporate factors (up to 160% of the target incentive award/bonus for each executive) and a portion on Individual factors (up to 40% of the target incentive award/bonus for each executive).

Long Term Incentive Awards

The Committee made long term incentive awards to 12 executive officers in January 2013. These awards consisted of an approximately equal mix (based on grant date fair value) of performance-based restricted stock units and option awards. The Committee determined that the long-term incentive award values for Fiscal 2013 (as a ratio of base salary) would remain the same as in Fiscal 2012 with the exception of one executive officer for whom the long-term incentive award value was reduced due to a recent change in responsibilities, and one executive officer for whom the long-term incentive award value was increased due to a promotion.

Corporate Governance Best Practices

Corporate governance of the Company’s executive compensation program is demonstrated by a number of practices, including:

•	formal stock ownership guidelines for directors and executive officers;

•	recoupment provisions applicable to equity awards and retirement benefits in connection with non-compete covenants;

•	engagement by the Compensation Committee of the Board of Directors (the “Committee”) of its own independent consultant;

•	prohibition on hedging of Parent stock;

•	no tax gross-ups;

•	“dual trigger” change in control agreements; and

•	limited use of employment agreements (for newly-recruited senior executives only).

Overview of Compensation Components

The Committee has established an executive compensation plan that contains the following key components:

Compensation Component	Objectives	Key Features
Salary	Provide cash compensation that is not at risk so as to provide a stable source of income and financial security.	Designed to retain key executives by being competitive; not the primary means of recognizing performance.

Annual incentive (annual incentive award or bonus)	Motivate and reward achievement of the annual financial results.	Cash payments dependent on the degree of achievement of the annual profit plan, and, for Fiscal 2013, on individual factors as well – Committee retains discretion to reduce awards.

Long-term incentives (performance-based restricted stock units and stock options)	Align management interests with those of stockholders; retain executives; motivate and reward achievement of sustainable earnings growth.	Performance-based restricted stock unit awards vest upon achievement of Company financial goals over a three-year performance period and require continued employment. Committee retains discretion to reduce awards. Stock option awards vest ratably over four years of continued employment.

Time-vesting restricted stock units	Used infrequently, typically to recognize prior performance or to attract or retain key talent.	Typically time-vesting after three years of continued employment.

Benefits	Retain executives over the course of their careers.	A comprehensive program of benefits that includes (i) a defined benefit retirement program that provides a special stay-incentive for experienced executives[2]; and (ii) life insurance benefits that build cash value.

Short- and Long-term Planning for Sustainable Earnings Growth

The performance of management in planning, execution and brand stewardship and variable external factors determines the Company’s success in achieving its financial goals – both short and long term.

As part of each year’s planning process, the executive officers develop and submit for Board approval:

•	A five-year strategic plan that balances earnings with “brand stewardship” (see below); and

•	A profit plan for the fiscal year.

[2]	Executive officers, other than Mr. Cumenal, participate in a defined benefit retirement program comprised of the Pension Plan, Excess Plan and Supplemental Plan, available to executive officers hired on or before December 31, 2005. For a description of these plans see PENSION BENEFITS – Features of the Retirement Plans on page PS-64. For a description of the defined contribution retirement benefit available to Mr. Cumenal, see Excess DCRB Feature of the Executive Deferral Plan on page PS-68.

Both plans must incorporate challenging but achievable goals for sales growth, merchandising, gross margins, marketing expenditures, staffing, other expenses, capital spending and all other components of the Company’s financial statements.

“Brand stewardship” refers to actions taken by management to maintain, in the minds of consumers, strong associations between the TIFFANY & CO. brand and product quality, product exclusivity, the highest levels of customer service, compelling store design and product display and responsible product sourcing practices.

The Board recognizes that tradeoffs between short-term objectives and brand stewardship are often difficult. For example, variations in product mix can positively affect gross margins in the short term while negatively affecting brand image, and increased staffing can positively affect customer service while negatively affecting earnings. Through the planning process, management must bring into balance expectations for annual earnings growth and concerns for brand stewardship and sustainable earnings growth.

Due in part to stockholder approval of the Company’s Say on Pay proposal in May 2012, the Committee left the compensation program for Fiscal 2013 unchanged.

Objectives of the Executive Compensation Program

The Committee has established the following objectives for the compensation program:

•	To attract, motivate and retain the management talent necessary to develop and execute both the annual and strategic plans;

•	To reward achievement of annual and long-term financial goals; and

•	To link management’s interests with those of the stockholders.

The total executive compensation program includes base salary, annual and long-term incentives and benefits.

Setting Executive Compensation

In January of each year, the Committee reviews the target amount of total compensation for each executive officer, as well as the target levels of key components of such compensation. This follows a process in which the Committee conducts a detailed review of each executive’s compensation. The Committee has not made an overall adjustment to the executive officers’ base salary and target incentive awards since January 2011, except for in instances of promotions and changes in responsibility. See below under the heading Compensation Committee Process (on PS-45) for a discussion of how the Committee determines compensation for executive officers. For a discussion of how the Committee determines that the compensation of executive officers is competitive, see below under the heading Competitive Compensation Analysis – No Benchmarks on PS-42.

The actual performance goals for the annual and long-term incentive compensation are set by the Committee in March of each fiscal year. This goal-setting is coordinated with the Company’s business planning process for the fiscal year and the five-year strategic period that includes the fiscal year.

Relative Values of Key Compensation Components

The Committee uses the following ratios to base salary as a means of awarding short- and long-term incentives. The Committee splits the estimated value of the long-term incentives evenly between the grant date fair market value of the targeted number of performance-based restricted stock units and the estimated (Black-Scholes) value of stock options.

Executive	Position	Target Short-term Incentive as a Percent of Salary	Maximum Short-term Incentive as a Percent of Salary	Long-term Incentive as a Percent of Salary
Michael J. Kowalski	Chairman & CEO	100%	200%	300%
Patrick F. McGuiness	Senior Vice President & CFO	50%	100%	150%
James N. Fernandez	Executive Vice President & COO	70%	140%	225%
Frederic Cumenal	Executive Vice President	70%	140%	200%
Jon M. King	Executive Vice President	70%	140%	200%

The Committee believes that the portion of an executive officer’s compensation that is “at risk” (subject to adjustment for corporate performance factors) should vary proportionately to the amount of responsibility the executive officer bears for the Company’s success. The Committee also believes that a minimum of 50% of the total compensation opportunity of the chief executive officer and approximately 40% of the total compensation opportunity of the other executive officers should be comprised of long-term incentives.

Base Salary

The Committee pays the executive officers competitive salaries as one part of a total compensation program to attract and retain them, but does not use salary increases as the primary means of recognizing talent and performance.

The Committee determined on January 16, 2013 that executive salaries would remain the same for fiscal year 2013.

Why: Executive salaries are generally assessed every second year. The last time the Committee approved a general increase was in January 2011. At that time, the Committee increased the base salaries of executive officers based on its consideration of multiple factors, including that no general salary increases had been granted to this group for three years; competitive market compensation levels for comparable positions; and internal equity. In January 2013, the base salary of only one executive officer was increased. The Committee elected to defer consideration of an overall adjustment until January 2014, due to a Company-wide expense reduction program intended by management for Fiscal 2013 and the annual compensation review’s conclusion that target compensation remains broadly competitive.

Short-term Incentives

Why: The Committee uses short-term incentives to motivate executive officers to achieve the annual profit plan and to demonstrate strategic leadership. Short-term incentives consist of annual incentive awards for the four highest-paid named executive officers (Mr. Kowalski, Mr. Fernandez, Mr. Cumenal and Mr. King) and for Mrs. Canavan, and bonus eligibility for the other executive officers. Annual incentive awards are primarily formula-driven, with payments based on the degree of achievement of the annual profit plan set by the Committee under the plan. Bonuses are entirely discretionary.

For annual incentives/bonuses to be paid in respect of Fiscal 2013, the Committee will determine a portion of the awards based on the following individual factors: strategic thinking; leadership, including development of effective management teams and employee talent; demonstrated adherence to the Company’s Standards of Business Conduct – Worldwide; financial metrics relevant to the specific areas of responsibility; and specific objectives set for the executive officer.

For a description of the incentive awards, including incentive award targets from year-to-year and the conditions under which the Committee may exercise discretion, see DISCUSSION OF SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS – Non-Equity Incentive Plan Awards (see PS-53).

Annual incentive awards are intended to be “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code in that the goals that are established by the Committee are substantially uncertain of being achieved at the time of establishment and because there is no guarantee that such goals will be achieved through actual fiscal year results.

The Committee awards annual bonuses to the other executive officers. Although the Committee retains discretion with respect to bonuses, in practice it aligns bonuses with the annual incentive awards.

The annual incentive targets established by the Committee for each of the named executive officers for Fiscal 2011 and Fiscal 2012 and which will remain in effect for Fiscal 2013, were 100% of base salary in the case of Mr. Kowalski; 70% of base salary for Messrs. Fernandez, Cumenal and King; and 50% of base salary for Mr. McGuiness (target bonus).

The annual maximum incentives established by the Committee for each of the named executive officers for Fiscal 2011, Fiscal 2012, and Fiscal 2013 were each set at twice the target. That means 200% of base salary in the case of Mr. Kowalski; 140% of base salary for Messrs. Fernandez, Cumenal and King; and 100% of base salary for Mr. McGuiness (maximum bonus).

Fiscal 2012 Short-term Goals

In March 2012, the Committee established, as a condition to awarding the maximum incentive awards, that the Company attain Fiscal 2012 net earnings of $306 million. At the same time the Committee also advised the executive officers that, in the absence of other factors, the Committee would exercise its discretion as follows:

•	To reduce the award to zero if Fiscal 2012 net earnings do not exceed $409 million.

•	To pay the target incentive award if Fiscal 2012 net earnings equal $511 million.

•	To pay the maximum incentive award if Fiscal 2012 net earnings equal $614 million; and

•	To prorate the incentive award payable if Fiscal 2012 net earnings fall between the amounts set forth above.

In March 2013, after reviewing and concurring with the recommendation of the chief executive officer, the Committee, in the exercise of its retained discretion, determined to pay incentive awards of 14% of target to all but two of the executive officers, who were paid 18-19% of target.

•	Fiscal 2012 net earnings fell between $409 million and $511 million.

•	Based on Fiscal 2012 net earnings, the implied payout under the goals set forth above was 14% of target.

Fiscal 2013 Short-term Goals

In March 2013, the Committee established, as a condition to awarding the maximum incentive awards, that the Company attain Fiscal 2013 net earnings of $268.2 million. At the same time the Committee also advised the executive officers that the Committee will exercise its discretion as follows:

Corporate Portion

•	To pay 0% of the target incentive award if Fiscal 2013 net earnings do not equal or exceed $357.8 million;

•	To pay 64% of the target incentive award if Fiscal 2013 net earnings equal $447 million;

•	To pay 80% of the maximum incentive award if Fiscal 2013 net earnings equal $536.6 million; and

•	To prorate the corporate portion of the incentive award payable if Fiscal 2013 net earnings fall between the amounts set forth above.

Individual Portion

•	To pay up to 40% of the maximum incentive award based on demonstrated strategic thinking; leadership; adherence to the Company’s Standards of Business Conduct – Worldwide and professionalism; financial metrics relevant to the executive’s specific areas of responsibility; and specific objectives set for the executive officer by the chief executive officer, or, in the case of the chief executive officer, by the Board of Directors.

Five-year History of Short-term Incentive Payouts

The following is the record of short-term incentive payouts (including bonuses) for the executive officers as a group average as a percent of target over the past five fiscal years:

•	Fiscal 2012: 15% of target;

•	Fiscal 2011: 121% of target;

•	Fiscal 2010: 152% of target;

•	Fiscal 2009: 200% of target; and

•	Fiscal 2008: 0% of target.

Long-Term Incentives

Why: The Committee uses long-term incentives to promote the retention of executive officers and motivate them to achieve sustainable earnings growth.

The Committee considers equity-based awards to be appropriate because, over the long term, the Company’s stock price should be a good indicator of management’s success in achieving sustainable earnings growth.

The total value of each year’s grant of equity awards is based on the percentage of salary indicated above under Relative Values of Key Compensation Components, and the ratio of salary to long-term incentives is reviewed at the same time that salaries are reviewed.

The Committee awards performance-based restricted stock units and stock options because each form of award complements the other in helping the Company retain and motivate its executive officers.

In its decision to use both forms of award, the Committee took into account the difficulty of setting appropriate strategic performance goals. This difficulty arises due to the significant degree of influence that non-controllable and highly variable external factors have upon the Company’s performance, and the fact that the market does not always respond immediately to earnings growth.

Performance-based restricted stock units have the advantage of rewarding executives for meeting financial goals – even if the achievement of those goals is not reflected in the share price in the short term.

Stock options do not reward executives in a declining market. However, they do provide gains commensurate with those of shareholders, whether or not financial goals have been met.

In order to provide balance to the Company’s long-term incentives, the Committee determined that the ratio of the estimated value of performance-based restricted stock unit awards to the estimated value of stock options awards should be as nearly 50/50 as practicable. For purposes of achieving this ratio, the Committee values the awards as follows:

•	for options, on the basis of the Black-Scholes model; and

•	for performance-based restricted stock units, using the per share market value immediately prior to the grant on the assumption that units would vest at the earnings target (attainment of the ROA target was not considered in making this allocation).

Performance-Based Restricted Stock Unit Grants

Performance-Based Restricted Stock Unit Grants Made in January 2013 and 2012

Complete vesting of performance-based restricted stock units granted in January 2013 and in January 2012 is dependent upon achievement of earnings thresholds. Achievement of those thresholds will give the Committee the discretion to vest the maximum number of stock units granted or any lesser number down to zero. However, the Committee has communicated to the executive officers that it will exercise its discretion to reduce the number of units vesting on the basis of both cumulative earnings per share (“EPS”) goals and an average return on assets (“ROA”) goals over each of the three-year performance periods (Fiscal Years 2013, 2014 and 2015 for the 2013 grants) (Fiscal Years 2012, 2013 and 2014 for the 2012 grants).

•	Like most companies, the Company’s stock price over the long term is primarily driven by growth in EPS. The Committee considers EPS performance to be the primary determiner of vesting and no shares will vest unless a threshold level of EPS performance is achieved.

•	The Company’s ROA is also likely to significantly affect its stock price over the long term. This is due, in part, to the significance of inventory and capital expenses in its business. Thus the Committee uses ROA as a supplemental indicator of management’s success in achieving sustainable earnings growth.

•	The EPS and ROA goals were set by the Committee in conformance to, and as part of the process of approving, the Company’s strategic plan.

The Committee has provided the following chart to the executive officers to illustrate the manner in which the Committee intends to exercise its discretion at the conclusion of each three-year performance period:

Earnings Performance	Percent of Target Shares Vesting for Earnings Performance	ROA Adjustment to Shares Vesting for Earnings Performance (percent of Target)	Percent of Target Shares Vesting After ROA Adjustment	Percent of Maximum Number of Shares Vesting
Earnings Threshold Not Reached	0%	None	0%	None
Earnings Threshold Reached	25%	10% increase if ROA Target achieved	25% to 35%	12.5% to 17.5%
Earnings Target Reached	100%	10% increase if ROA Target achieved/ 10% decrease if ROA Target not achieved	90% to 110%	45% to 55%
Earnings Maximum Reached	190%	10% increase if ROA Target achieved/ 10% decrease if ROA Target not achieved	180% to 200%	90% to 100%

Performance Targets, Thresholds and Maximums—January 2013 Performance-Based Grants

In March 2013, the Committee established the following in respect of the performance-based restricted stock units granted in January 2013, subject to adjustments as permitted under the Plan:

•	Earnings Target: $11.86 per share (aggregate net earnings per share on a diluted basis over the three-year period);

•	ROA Target: 9.8% (return on average assets in each of the fiscal years in the performance period, expressed as a percentage and then averaged over the entire performance period);

•	Earnings Threshold: $7.62 per share (aggregate net earnings per share on a diluted basis over the three-year period); and

•	Earnings Maximum: $13.87 per share (aggregate net earnings per share on a diluted basis over the three-year period).

Performance Targets, Thresholds and Maximums—January 2012 Performance-Based Grants

In March 2012, the Committee established the following in respect of the performance-based restricted stock units granted in January 2012, subject to adjustments as permitted under the Plan:

•	Earnings Target: $13.94 per share (aggregate net earnings per share on a diluted basis over the three-year period);

•	ROA Target: 12.0% (return on average assets in each of the fiscal years in the performance period, expressed as a percentage and then averaged over the entire performance period);

•	Earnings Threshold: $9.64 per share (aggregate net earnings per share on a diluted basis over the three-year period); and

•	Earnings Maximum: $16.77 per share (aggregate net earnings per share on a diluted basis over the three-year period).

Performance Targets, Thresholds and Maximums—January 2011 Performance-Based Grants

In March 2011, the Committee established the following in respect of the performance-based restricted stock units granted in January 2011, subject to adjustments as permitted under the Plan:

•	Earnings Target: $12.12 per share (aggregate net earnings per share on a diluted basis over the three-year period);

•	ROA Target: 12.2% (return on average assets in each of the fiscal years in the performance period, expressed as a percentage and then averaged over the entire performance period);

•	Earnings Threshold: $5.80 per share (aggregate net earnings per share on a diluted basis over the three-year period); and

•	Earnings Maximum: $16.43 per share (aggregate net earnings per share on a diluted basis over the three-year period).

Performance Targets, Thresholds and Maximums—January 2010 Performance-Based Grants

In March 2010, the Committee established the following in respect of the performance-based restricted stock units granted in January 2010, subject to adjustments as permitted under the Plan:

•	Earnings Target: $9.10 per share (aggregate net earnings per share on a diluted basis over the three-year period);

•	ROA Target: 10.6% (return on average assets in each of the fiscal years in the performance period, expressed as a percentage and then averaged over the entire performance period);

•	Earnings Threshold: $4.25 per share (aggregate net earnings per share on a diluted basis over the three-year period); and

•	Earnings Maximum: $12.21 per share (aggregate net earnings per share on a diluted basis over the three-year period).

Five year History of Performance-Based Restricted Stock Unit Payouts

The following is the payout history for performance-based restricted stock units made to the executive officers:

•	Fiscal 2006 through 2008 Performance Period: 36.4% of maximum;

•	Fiscal 2007 through 2009 Performance Period: 0% of maximum;

•	Fiscal 2008 through 2010 Performance Period: 0% of maximum;

•	Fiscal 2009 through 2011 Performance Period: 50% of maximum; and

•	Fiscal 2010 through 2012 Performance Period: 56% of maximum

* * *

For a more complete description of the performance-based restricted stock units, including a description of the circumstances in which a portion of the units may vest in various circumstances of death, disability, a Change of Control or at the initiative of the executive’s employer and the goals set from year-to-year, see DISCUSSION OF SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS – Equity Incentive Plan Awards – Performance-Based Restricted Stock Units.

Stock Option Grants

Why: The Committee grants stock options in order to clarify the link between the interests of the executive officers and those of the Company’s stockholders in long-term growth in share value and to support the brand stewardship over the long term.

The incentive plan under which stock options are granted requires the exercise price of each option to be established by the Committee (or determined by a formula established by the Committee) at the time the option is granted. Options are to be granted at a value equal to or greater than the fair market value of a share as of the grant date (or, in the case of a recipient’s promotion or hire date, such effective promotion or hire date). The incentive plan does not permit for the repricing of options at a later date.

(For a description of the stock options see DISCUSSION OF SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS – Options).

Time-Vesting Restricted Stock Unit Awards

Why: On occasion, the Committee may make non-strategic restricted stock unit awards for reasons such as recognition of prior performance; attraction of new talent; retention of key talent; and in lieu of cash compensation increases. For example, in March 2011, the Committee granted such an award to Mr. Cumenal, in connection with the commencement of his employment, and as a “make whole” payment for amounts Mr. Cumenal forfeited at his prior employer. Subject to certain conditions, the award in question – for 27,228 stock units – will not vest unless Mr. Cumenal remains employed for three years.

Retirement Benefits

Why: Retirement benefits are offered to executive officers because the Committee seeks to retain them over the course of their career, especially in their later years when they have gained experience and become more valuable to the Company and to its competitors. (For a description of the retirement benefits see PENSION BENEFITS – Features of the Retirement Plans.)

Retirement benefits offer financial security in the future and are not entirely contingent upon corporate performance factors. It is the case, however, that average final compensation, on which the retirement benefits of each executive officer is based, will be determined, in part, by reference to bonus and incentive awards made in the past; such awards are determined by corporate performance factors in the year awarded.

Executives (other than Mr. Cumenal) participate in three retirement plans: they participate in the same tax-qualified pension plan available to all full-time U.S. employees hired before January 1, 2006 and also receive incremental benefits under the Excess Plan and the Supplemental Plan.

The Excess Plan credits salary and bonus in excess of amounts that the Internal Revenue Service (IRS) allows the tax-qualified pension plan to credit in computing benefits, although benefits under both of these plans are computed under the same formula. The Committee considers it fair and consistent with the employee retention purpose of the tax-qualified pension plan to maintain for executives the relationship established for employees compensated below the IRS limit between annual cash compensation and pension benefits.

The Supplemental Plan serves as a stay-incentive for experienced executives by increasing the percentage of average final compensation provided as a benefit when the executive reaches specified service milestones.

For executive officers hired by the Company on January 1, 2006 or later (such as Mr. Cumenal), a defined contribution retirement benefit is available through the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan, and excess defined retirement benefit contributions (“Excess DCRB Contribution”) credited to the Tiffany and Company Executive Deferral Plan. Employer contributions credited to the Deferral Plan are calculated to compensate executives for pay amounts curtailed by reason of the limitations under Sections 401(a)(17) or 415 of the Internal Revenue Code. Mr. Cumenal is a participant in each of these plans, and receives additional retirement benefits under his employment agreement, which were intended as “make whole” payments for amounts Mr. Cumenal forfeited at his prior employer. Mr. Cumenal accrued significant long-term pension benefits with his prior employer.

Life Insurance Benefits

Why: IRS limitations render the life insurance benefits that the Company provides to all full-time U.S. employees in multiples of their annual salaries largely unavailable to the Company’s executive officers. The Company maintains the relationship established for lower-compensated employees between annual salaries and life insurance benefits through executive-owned, employer-paid whole-life policies. (For an explanation of the key features of the life insurance benefits, see DISCUSSION OF SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS – Life Insurance Benefits.) The Committee considers the increase in policy cash value attributable to Company contributions to be part of target total direct compensation for purposes of the Competitive Compensation Analysis discussed below. Life insurance benefits are taxable to the executives and no gross-up is paid.

Disability Insurance Benefits

Why: The Committee provides executive officers with special disability insurance benefits because their salaries are inconsistent with the income replacement limits of the Company’s standard disability insurance policies. Thus, these special disability benefits maintain the relationship established for employees compensated below the IRS limit between annual cash compensation and disability benefits. Disability insurance premiums are taxable to the executives and no gross-up is paid.

Equity Ownership and Share Pledging by Executive Officers and Directors

In July 2006, the Board adopted a share ownership policy for executive officers to better align management’s interests with those of stockholders over the long term. This policy was amended in March 2007 to include directors who are not executive officers. In Fiscal 2011, the Committee reviewed the policy with Pay Governance to assure that the levels and design remained competitive and appropriate; no change was made as a consequence of that review.

Under the equity ownership policy, executive officers and non-executive directors are required to accumulate shares (and options for shares) of the Company’s common stock until they have ownership of shares or options having a total market value equal to the following multiples of their base salaries (minimum annual retainer in the case of directors):

Position/Level	Market Value of Company Stock Holdings as a Multiple of Base Salary (Minimum Annual Retainer in the case of Non-Executive Directors)
Chief Executive Officer	Five Times
Non-Executive Directors	Five Times
President	Four Times
Executive Vice President	Three Times
Senior Vice President	Two Times

Under the share ownership policy, so long as 25% of the required market value consists of shares of the Company’s common stock owned by an executive officer or director, then 50% of the positive current value of his or her vested (exercisable) stock options may also be counted towards compliance. For this purpose, the current value of a vested option is calculated as follows: current market value of the number of shares covered by the option less the total option exercise price.

In March 2013 the Board revised the share ownership policy to provide that shares of the Company’s common stock that are pledged to a third party (for example, where common stock is held in a margin account maintained at a brokerage firm), will not count towards the share ownership goals except to the extent that the market value of the pledged shares exceeds the amount of the secured obligation on the date of valuation.

Prior to satisfying this stock ownership requirement, an executive officer or director may not sell any shares except to:

•	satisfy required withholding for income taxes due upon exercise of stock options or vesting of performance-based restricted stock units;

•	pay the exercise price upon exercise of stock options; and

•	dispose of no more than 50% of the remaining shares issued upon exercise of stock options or vesting of performance-based restricted stock units (after paying the exercise price and tax withholding).

The Committee regularly reviews progress toward compliance with the policy.

The policy provides executive officers and directors with a five-year period to achieve compliance, after first becoming subject to the policy. Executive officers or directors who achieve compliance, but fall out of compliance under certain circumstances, shall have two years to again achieve compliance.

As of January 31, 2013, the chief executive officer had exceeded his goal by more than four times and 9 of the remaining 11 executive officers had achieved their goal.3 As of January 31, 2013, all of the directors had met their share ownership requirements.

Hedging Not Permitted

The Board of Directors adopted a worldwide policy on Insider Information, applicable to all employees including executive officers. The policy expressly prohibits speculative transactions (i.e. hedging), such as the purchase of calls or puts, selling short, or speculative transactions as to any rights, options, warrants or convertible securities related to Company securities. This policy does not affect the right to exercise or hold a stock option issued to the executive by the Company.

Retention Agreements

The Committee continues to believe that, during any time of possible or actual transition of corporate control, it would be important to keep the team of executive officers in place, free of distractions that might arise out of concern for personal financial advantage or job security. Since the Company went public in 1987, it has not had a single controlling stockholder, and, depending upon the circumstances, executive officers could consider acquisition of a controlling interest as described in the retention agreements to be a prelude to a significant change in corporate policies and an incentive to leave. For these reasons, the Company has entered into retention agreements with each of the executive officers (other than Mr. Cumenal, who has an employment agreement) which provide financial incentives for them to remain in place during any such times. For a description of the retention agreements, see POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL – Retention Agreements. For a description of Mr. Cumenal’s employment agreement, which contains comparable provisions to those of the retention agreements see COMPENSATION DISCUSSION AND ANALYSIS Other Employment Agreements or Severance Plans for Executives below.

The Committee believes that the retention agreements serve the best interests of the Company’s stockholders because such agreements:

•	will increase the value of the Company to a potential acquirer that requires delivery of an intact management team;

•	will help to keep management in place and focused should any situation arise in which a change of control looms but is not welcome or agreement has not yet been reached;

•	are a prudent defense to the possibility that one or more senior executive officers might retire or take a competing job offer during a time of transition; and

•	are not overly generous.

[3]	Mr. Cumenal (who joined the Company in Fiscal 2011) and Mr. Hart (who was promoted to Senior Vice President in Fiscal 2012), have not yet achieved their goals.

The Committee also believes that the independent directors are fully capable of weighing the merits of any proposed transaction and reaching a proper conclusion in the interests of the stockholders, even in the face of management’s advocacy of a transaction that would provide change in control payments to the executive officers.

Dual Triggers

The retention agreements are “dual-trigger” arrangements in that they provide no benefits unless two events occur: (i) a change in control followed by (ii) a loss of employment.

Definition of “Change in Control”

In Fiscal 2008, the Committee changed the definition of “Change in Control” for use in the Company’s arrangements with the executive officers. This change was made effective for equity grants made in January 2009 and thereafter. This change was also made for the retention agreements (see above) and all executive officers surrendered the old form of retention agreement and entered into a new form with the changed definition. Under the new definition, a “Change in Control” will be deemed to occur only in the following four situations:

•	a 35% share acquisition;

•	incumbent directors (including those nominated by incumbent directors) cease to be a majority;

•	a corporate transaction, such as a merger, in which the shareholders prior to the transaction do not own 51% of the Company’s assets; and

•	a sale of all or substantially all of the assets of the Company or Tiffany.

No Gross-Ups

The retention agreements do not provide executive officers with reimbursement for excise taxes or other taxes in connection with severance payments or other amounts relating to the change in control.

Other Employment Agreements or Severance Plans for Executives

Apart from the retention agreements, the employment agreement entered into with Frederic Cumenal discussed below, and the retirement and non-competition Agreement with James E. Quinn discussed below, the Company:

•	is not party to any employment agreement with any executive officer that provides for severance benefits on termination of employment;

•	does not maintain any severance payment policy for executive officers; and

•	has the right to terminate the employment of any executive officer for any reason or no reason prior to the occurrence of a change in control.

Frederic Cumenal Employment Agreement

On March 10, 2011, Frederic Cumenal commenced employment with Tiffany as an executive officer with the title “Executive Vice President” and responsibility for sales and distribution of TIFFANY & CO. products in all markets other than the Americas. (In October 2012, he was assigned such responsibility for the Americas as well.) Tiffany entered into an employment agreement with Mr. Cumenal as part of the recruiting process. The employment agreement, which was approved by the Committee, addresses certain elements of the personal costs, foregone compensation and professional risk that Mr. Cumenal incurred to accept the position and relocate his family to the United States. That employment agreement includes the following key compensatory features:

•	Term: three-year initial term with sequential one-year extensions thereafter. Either Tiffany or Mr. Cumenal may give prior notice of non-extension. In the event of a Change in Control, the term will continue for at least two years;

•	Base Salary: $850,000 per year;

•	Target Annual Incentive Award: $595,000 (70% of Base Salary). See Fiscal 2011 Short-Term Goals above;

•	One-time Three-year Time-Vesting RSU Grant: grant-date fair value of $1,700,000 (200% of Base Salary);

•	Stock Option Grant: grant date fair value of $850,000 (100% of Base Salary);

•	Performance-Based RSU Grant: grant-date fair value of $850,000 (100% of Base Salary). See Performance Targets, Thresholds and Maximums, Fiscal 2010 Performance-Based Grants above;

•	Relocation Payment: a one-time award of $650,000 subject to a claw-back of 38% should Mr. Cumenal resign without good reason within 18 months of employment;

•	Deferred Compensation: Because Mr. Cumenal will not be eligible to participate in any defined benefit pension plan offered by Tiffany, Tiffany will credit $365,000 per year for the first 10 years of his employment to an interest-bearing account for Mr. Cumenal’s retirement. He will be fully vested in this account after three years of employment;

•	Life Insurance Contributions: As it does for the other executive officers, Tiffany will contribute towards the premium on a whole-life insurance policy to be owned by Mr. Cumenal (up to $150,000 per year). See Life Insurance Benefits above;

•	French Pension Scheme Payments: Tiffany will make payments of approximately $75,000 per year of employment for the benefit of Mr. Cumenal’s account with the French social security and complementary pension schemes;

•	Tax Consultation: Tiffany will provide or reimburse Mr. Cumenal for income tax preparation assistance for 2011 and 2012 up to a maximum of $30,000 each year;

•	Severance Prior to a Change in Control – Termination without Cause; Resignation for Good Reason (including Tiffany’s refusal to extend the term): $605,000; plus Base Salary for the balance of Term (minimum of one year; maximum of two years); plus continuation of medical and dental benefits for one year; and

•	Severance After a Change in Control – Termination without Cause; Resignation for Good Reason (including Tiffany’s refusal to extend the term): $1,210,000; plus two times Base Annual Salary; plus continuation of medical and dental benefits for two years.

•	If Mr. Cumenal terminates employment, Tiffany would also pay him an additional $200,000 payment if Tiffany wanted him to adhere to his non-compete.

The One-time Three-year Time-Vesting RSU Grant and Deferred Compensation provisions of Mr. Cumenal’s employment agreement were intended by the Committee and Mr. Cumenal as “make whole” payment for amounts Mr. Cumenal would forfeit at his prior employer. Mr. Cumenal had accrued significant long-term pension benefits with his prior employer.

The French Pension Scheme Payments were intended by the Committee to avoid loss of Mr. Cumenal’s accruals under the French social security and complementary pension schemes.

The employment agreement contains definitions of “Cause” and “Good Reason” and has been filed with the Securities and Exchange Commission as Exhibit 10.154 to the Company’s Report on Form 8-K dated March 21, 2011.

James E. Quinn Retirement and Non-Competition Agreement

On February 1, 2012, James E. Quinn retired from the Company pursuant to a retirement and non-competition agreement entered into on January 19, 2012. Pursuant to that agreement (the key terms of which were approved by the Committee), and in exchange for the benefits described below, Mr. Quinn agreed to extend the duration of his non-competition covenants to one year. The key compensatory features are as follows:

•	Non-Compete Payment: A cash payment totaling $1,887,000, was paid in two equal installments on or about August 1, 2012 and February 1, 2013.

•	Acceleration of Stock Option Awards: Tranches of grants of non-qualified stock options made by the Company to Employee on January 28, 2009 and January 20, 2010, which were otherwise scheduled to vest in January 2013, became fully vested on Mr. Quinn’s date of retirement.

•	2010 Grant of Performance-Based Restricted Stock Units (“2010 PSU Grant”): a portion of the stock units from the 2010 PSU Grant were vested (the “Vested Portion”) and the balance of units from the 2010 PSU Grant cancelled as of the Date of Retirement. The Vested Portion was computed as follows: (28,000 Shares) times (0.66) times (the Performance Factor). The “Performance Factor” was computed by the Company’s Chief Financial Officer on the basis of the Company’s actual earnings and return-on-assets performance during the fiscal years ended January 31, 2011 and 2012 and on the basis of performance then planned for the fiscal year ending on January 31, 2013.

The non-compete conditions of Mr. Quinn’s outstanding Equity Awards and retirement benefits under the Excess Plan and Supplemental Plan, providing for forfeiture or recoupment in the event of a breach within a six-month period, remained in force until January 31, 2013.

Equity Grant Change in Control Provisions

In 2009, the Committee adopted a comprehensive and restrictive view of the change in control circumstances which should permit accelerated vesting of stock options and performance-based restricted stock units.

The Committee believes that:

•	where practicable, executives should be required to meet the service vesting provisions of equity grants following a change in control;

•	the definition of “Change in Control” (see above) includes circumstances where it is sensible to require the executive to remain employed in order to vest in his/her equity grant and other circumstances where it is not sensible;

•	following a change in control, an executive should have the benefit of his/her equity grants if terminated without cause or if he/she resigns with good reason;

•	performance-based equity grants should be treated separately from grants that are purely time-vested because a change in control may result in a change in business strategy making it difficult, if not impossible, for the Company to achieve the performance criteria; and

•	the independent directors are fully capable of weighing the merits of any proposed transaction and reaching a proper conclusion in the interests of the stockholders, even in the face of management’s advocacy of a transaction that would provide change in control payments to the executive officers.

Supplemental Plan Change in Control Provisions

Consistent with its view that Change in Control (“CIC”) entitlements should be triggered, in most circumstances, only on a loss of employment (a “dual-trigger”), the Committee’s CIC Review also focused on the Supplemental Plan for executive retirement benefits. The Committee determined that the Plan, as previously structured, was inconsistent with that view and necessary conforming changes were made.

Termination for Cause

Stock options granted under the 2005 Employee Incentive Plan may not be exercised after a termination for cause. Performance-based restricted stock units will not vest if termination for cause occurs before the conclusion of the three-year performance period.

Recoupment Provisions

All executive officers have signed non-competition covenants that have a two-year post-employment term. For those who are age 60 or older at termination of employment or who attain age 60 within six months of termination, the term ends six months after termination. For all executive officers, the term ends in six months after termination if a change in control (as defined in the retention agreements) has occurred prior to termination of employment or during the six-month period. For all executive officers, once the six-month minimum period has passed, a change of control will result in an early end to the term.

Violation of the non-compete covenants will result in:

•	loss of benefits under the Excess Plan and the Supplemental Plan;

•	loss of all rights under stock options and performance-based restricted stock units; and

•	mandatory repayment of all proceeds from stock options exercised or restricted stock units vested during a period beginning six months before termination and throughout the duration of the non-competition covenant.

Clawback Policy: Adjustment or Recovery of Awards

The Company currently operates in compliance with the clawback requirements of the Sarbanes-Oxley Act with respect to the chief executive officer and chief financial officer. The Company does not currently have a separate policy that expressly provides for recoupment of executive incentive compensation if an accounting restatement is required due to material noncompliance with any financial reporting requirements. The Committee awaits the Securities and Exchange Commission’s adoption of final rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act (i.e. Section 10D to the Securities Exchange Act of 1934) addressing compensation clawbacks. After such rules are adopted, the Committee will consider adopting a policy in conformance with such rules.

Competitive Compensation Analysis – No Benchmarks

Each year the Committee refers to competitive compensation (market) data because the Committee believes that such data are helpful in assessing the competitiveness of the total compensation offered to the Company’s executive officers. However, the Committee does not consider such market data sufficient for a full evaluation of appropriate compensation for any individual executive officer. Accordingly, the Committee:

•	Has not set a “benchmark” to such data for any executive officer, although it does look to see if the Company’s total executive program falls between the 25th and 75th percentile of market data;

•	Does not rely exclusively on compensation surveys or publicly available compensation information when it determines the compensation of individual executive officers; and

•	Also considers:

•	The comparability of compensation as between executive officers of comparable experience and responsibility;

•	Job comparability with market positions;

•	The recommendations of the chief executive officer; and

•	The Committee’s own business judgment as to an individual’s maturity, experience and tenure, capacity for growth, demonstrated success and desirability to the Company’s competitors.

The Committee reviewed a competitive compensation analysis prepared on November 14, 2012 by Pay Governance LLC, a nationally recognized compensation consulting firm.

The analysis included the following elements of compensation for each executive officer:

•	base salary;

•	target annual incentive or bonus as a percentage of salary;

•	target total cash compensation (salary plus target incentive/bonus award);

•	actual total cash compensation (salary plus actual incentive/bonus granted in the prior year);

•	expected value of long-term incentives as a percentage of salary;

•	insurance cash contribution value;

•	target total direct compensation (target total cash compensation, life insurance cash value increases and the expected value of long-term incentives granted in the prior year);

•	actual total direct compensation (actual total cash compensation plus life insurance cash value increases and the expected value of long-term incentives granted in the prior year); and

•	pay mix.

The Committee believes that a competitive market for the services of retail executives exists, even among firms that operate in a different line of business. To fully understand market compensation levels for comparable executive positions, the analysis includes data for both retail and general industry companies, with greater emphasis on the former.

Defining an appropriate comparator group is a challenge because there are few U.S. companies of similar size in the luxury retail business with an integrated manufacturing function similar to the Company. Thus, as mentioned previously, the market data serve as reference points but the Committee does not “benchmark” to specific market pay levels.

In addition, for the retail market data, two retail groups are used (although for the chief executive officer analysis the first group described, see A below, was the primary group used for analysis). The first group is based on publicly available pay data from annual proxy statements, and the second group is based on pay data submitted to the Towers Watson Retail/Wholesale Industry and Executive Compensation Surveys. The second group includes privately-held companies and also provides compensation for positions that may not fall within the top five highest paid executives disclosed in the comparator companies’ proxy statements, but the composition of the group varies year-over-year due to survey participation.

The analysis included data concerning compensation for senior positions provided by:

•	a survey of 15 U.S. public companies in the specialty retail industry with median revenues of $3.7 billion (see A below);

•	a survey of 10 public and private companies in the retail industry with median revenues of $3.5 billion (see B below); and

•	a survey of 292 companies in general industry with median revenues of $2.6 billion.

•	For the Senior Vice President – Chief Marketing Officer, an additional market reference which reflects compensation for the top marketing position at the 2012 Interbrand Best Global Brands companies that participated in the Towers Watson Survey.

Management consulted with Pay Governance LLC on the selection of companies for comparison, but Pay Governance LLC has maintained its own judgment in that regard.

* * *

(A) Specialty Retail Companies: Abercrombie & Fitch; Ann Inc.; Coach Inc.; Fifth & Pacific (formerly Liz Claiborne, Inc.); Foot Locker, Inc.; Limited Brands Inc.; Movado Group Inc.; Nordstrom Inc.; Pier 1 Imports Inc.; Polo Ralph Lauren Corp.; Phillips Van Heusen; Saks Incorporated; Sotheby’s; Williams-Sonoma Inc.; and Zale Corporation.

(B) Retail Companies: Ann Inc.; Coach Inc.; Fifth & Pacific; Gap; Harry Winston Diamond Corp.; J. Crew Group Inc.; Limited Brands, Inc.; Nordstrom Inc.; Phillips-Van Heusen; and Zale Corporation.

Both groups were the same as those reviewed prior to the Committee’s determination of executive officer compensation for fiscal 2012, with two exceptions. The first group previously included Talbots, which is no longer a publicly traded company. The second group previously included LL Bean, which no longer participates in the Towers Watson Retail survey.

* * *

For retail-specific positions, the analysis of competitive compensation was determined by reference only to surveys of the retail industry mentioned above.

Because the chief executive officer, the chief financial officer and the chief operating officer do not occupy retail-specific positions, the analysis of competitive compensation was determined by reference to surveys of the retail industry mentioned above and to the general industry survey mentioned above.

Relative to the competitive market data, the Company’s target total compensation (Fiscal 2012) was positioned as follows:

•	the chief executive officer’s target total compensation was below the 50th percentile; and

•	the target total compensation for all other named executive officers (Messrs. McGuiness, Fernandez, Cumenal and King) were between the 50th and 75th percentiles.

Compensation Committee Process

Tally sheets

The Committee reviews “tally sheets” so that the total compensation and equity position in Company stock for each executive officer can be compared. The tally sheets are prepared by the Company’s Human Resources Department for each executive officer and provided to the Committee. The tally sheets include data concerning historical compensation and wealth accumulation data from employment with Tiffany.

Consultations with the Chief Executive Officer

The Committee meets with the chief executive officer regularly and solicits his recommendations with respect to the compensation of the executive officers. In this context, his views as to the performance of the individual officers are provided to the Committee. Individual performance has not factored significantly in terms of incentive pay, although the Committee has reserved discretion in that regard, see DISCUSSION OF SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS, Non-Equity Incentive Awards.

Coordination with Financial Results and Annual and Strategic Planning Process

In January, the Committee reviews a forecast of financial results for the fiscal year ending that month with the chief financial officer and calculates the tentative payouts for short- and long-term incentives on that basis. Revised calculations and adjustments are prepared at the March meeting, when fiscal year financial results are nearly final and ready for public release, and when the annual profit plan and the strategic plan are presented for approval by the Board. After the public release of the financial results, the final calculation is made and the Committee authorizes management to make payment on prior year annual incentive awards and performance-based restricted stock unit awards for which the three-year performance period ended in the prior year and to enter into agreements with respect to current year annual incentive awards.

The Committee awards stock options to executive officers at a meeting that occurs on the third Wednesday of January each year, or when individual promotions are recognized. The Committee has never authorized management to make awards of stock options. Since 2005, awards of performance-based restricted stock units have also been made at the January meeting with reference to a preliminary draft of the Company’s strategic plan, although the specific financial goals are not set until the March meeting when the strategic plan is adopted.

Limitation under Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally denies a federal income tax deduction to the Company for compensation in excess of $1 million per year paid to any of the named executive officers. This denial of deduction is subject to an exception for “performance-based compensation” such as the performance-based restricted stock units, stock options and annual incentive awards discussed above. Although the Committee has designed the executive compensation program with tax considerations in mind, the Committee does not believe that it would be in the best interests of the Company to adopt a policy that would preclude compensation arrangements subject to deduction limitations.

The compensation actually paid to the executive officers is expected to be deductible by the Company except in the following respect: compensation that exceeds $1 million in any single year for any single named executive officer consisting of the following elements: “Salary” and “All Other Compensation” in the Summary Compensation Table, plus compensation that relates to the time-vesting restricted stock units described in note (c) to the Summary Compensation Table. The Committee may decide, in the course of exercising its business judgment, to adjust payouts under one or more other compensation components in a way that disqualifies such payouts as performance based for a particular year.

* * *

REPORT OF THE COMPENSATION COMMITTEE

We have reviewed and discussed with the management of Tiffany & Co. the Compensation Discussion and Analysis section of this Proxy Statement. Based on our review and discussions, we recommend to the Board of Directors, to the chief executive officer and to the chief financial officer that the Compensation Discussion and Analysis be included in this Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended January 31, 2013.

Compensation Committee and its Stock Option Subcommittee:

Gary E. Costley, Chair

Rose Marie Bravo

Abby F. Kohnstamm

Charles K. Marquis

Peter W. May

Robert S. Singer

March 20, 2013

SUMMARY COMPENSATION TABLE

Fiscal 2012, Fiscal 2011 and Fiscal 2010

Name and Principal Position	Year	Salary ($) (a)	Bonus ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non- Equity Incentive Plan Compen- sation ($) (e)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($) (f)	All Other Compen- sation ($)		Total ($)
Michael J. Kowalski	2012	$997,315	—	$1,569,229	$1,505,835	$140,000	$1,783,014	$141,158	(g)	$6,136,551
Chairman and CEO	2011	$997,315	—	$1,569,700	$1,514,352	$1,150,000	$3,576,867	$172,178	(h)	$8,980,412
	2010	$958,957	—	$2,914,347	$1,472,010	$1,550,000	$2,144,799	$167,124	(i)	$9,207,237
Patrick F. McGuiness	2012	$513,617	$36,000	$402,197	$392,827	—	$505,151	$79,642	(j)	$1,929,434
Senior Vice President—CFO	2011	$513,617	$310,000	$966,197	$936,380	—	$607,692	$79,693	(k)	$3,413,579
James N. Fernandez	2012	$847,748	—	$995,603	$960,243	$85,000	$1,363,317	$150,777	(l)	$4,402,688
Executive Vice President—COO	2011	$847,718	—	$2,120,758	$2,064,721	$720,000	$2,168,021	$149,252	(m)	$8,070,470
	2010	$746,452	—	$980,991	$944,723	$800,000	$1,172,618	$125,244	(n)	$4,770,028
Frederic Cumenal	2012	$847,748	—	$883,516	$851,124	$85,000	—	$690,278	(o)	$3,357,666
Executive Vice President	2011	$756,425	—	$3,501,889	$1,709,681	$720,000	—	$1,236,409	(p)	$7,924,404
Jon M. King	2012	$738,013	—	$771,428	$742,006	$70,000	$969,665	$131,548	(q)	$3,422,660
Executive Vice President	2011	$738,013	—	$778,571	$746,512	$570,000	$1,491,912	$128,627	(r)	$4,453,635
	2010	$604,329	—	$756,938	$725,020	$650,000	$1,481,319	$98,499	(s)	$4,316,105

Notes to Summary Compensation Table:

(a)	Salary amounts include amounts deferred at the election of the executive under the Tiffany and Company Executive Deferral Plan (the “Deferral Plan”) and under the 401(k) feature of the Company’s Employee Profit Sharing and Retirement Savings Plan (the “401(k) Plan”). Amounts deferred to the Deferral Plan are also shown in the Nonqualified Deferred Compensation Table.

(b)	Bonus amounts include amounts deferred at the election of the executive under the Deferral Plan and under the 401(k) Plan. Bonus amounts are earned in the fiscal year ended January 31 and paid in April.

(c)	Amounts shown represent the dollar amount of the grant date fair value of the stock unit award calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation (“Codification Topic 718”) for the fiscal year in which the award was granted (which includes the grants made on January 16, 2013). The amounts shown are based on the assumption that the earnings target and return on assets target for the three-year performance period identified by the Committee for each respective grant will be met.

The maximum value of each award, assuming the highest level of performance conditions are met for the applicable period, calculated in accordance with Codification Topic 718, appear in the chart below. For Mr. Kowalski, the 2010 amount includes the grant date fair value of a one-time Time-Vesting Restricted Stock Unit Award of $1,376,250, computed in accordance with Codification Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions. For Mr. McGuiness, the 2011 amount includes the grant date fair value of a one-time promotion Time-Vesting Restricted Stock Unit Award of $558,075, computed in accordance with Codification Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions. For Mr. Fernandez, the 2011 amount includes the grant date fair value of a one-time promotion Time-Vesting Restricted Stock Unit Award of $1,116,150 computed in accordance with Codification Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions. For Mr. Cumenal, the 2011 amount includes the grant date fair value of a one-time sign-on Time-Vesting Restricted Stock Unit Award of $1,633,680, computed in accordance with Codification Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions.

Maximum Value of Stock Awards at Grant Date Value

Executive	Position	2012	2011	2010
Michael J. Kowalski	Chairman & CEO	$2,853,144	$2,854,000	$4,172,790
Patrick F. McGuiness	Senior Vice President & CFO	$731,268	$1,300,115	Not a named Executive Officer
James N. Fernandez	Executive Vice President & COO	$1,810,188	$2,942,710	$1,783,620
Frederic Cumenal	Executive Vice President	$1,606,392	$4,980,551	Not a named Executive Officer
Jon M. King	Executive Vice President	$1,402,596	$1,415,584	$1,376,250

(d)	Amounts shown represent the dollar amount of the grant date fair value of the stock option award (which includes the grants made on January 16, 2013) calculated in accordance with Codification Topic 718 for the fiscal year in which the award was granted. For Mr. McGuiness, the 2011 amount includes the grant date fair value of a one-time promotion stock option award of $552,460, computed in accordance with Codification Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions. For Mr. Fernandez, the 2011 amount includes the grant date fair value of a one-time promotion stock option award of $1,104,920, computed in accordance with Codification Topic 718, disregarding any estimates of forfeitures related to service-based vesting conditions.

(e)	This column reflects cash annual incentive awards under the 2005 Employee Incentive Plan. These awards are earned in the fiscal year ended January 31 and are paid on the basis of achieved Performance Goals after the release of the Company’s financial statements for the fiscal year. (For a description of the Performance Goals, see DISCUSSION OF SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS – Non-Equity Incentive Plan Awards.) This column includes amounts deferred at the election of the executive under the Deferral Plan. Amounts so deferred are also shown in the Nonqualified Deferred Compensation Table.

(f)	This column represents the aggregate change, over the course of the fiscal year, in the actuarial present value of the executive’s accumulated benefit under all defined benefit plans. The 2011 amount includes a change in discount rate from 6.0% to 5.0% and the 2012 amount includes a change in discount rate from 5.0% to 4.5%. This column does not include earnings under the Deferral Plan because neither is a defined benefit plan and because the Deferral Plan does not pay above-market or preferential earnings on compensation that is deferred.

(g)	Mr. Kowalski’s Fiscal 2012 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($119,510); disability insurance premium ($14,298); and 401(k) Plan matching contribution ($7,350).

(h)	Mr. Kowalski’s Fiscal 2011 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($150,530); disability insurance premium ($14,298); and 401(k) Plan matching contribution ($7,350).

(i)	Mr. Kowalski’s Fiscal 2010 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($147,072); disability insurance premium ($14,298); and 401(k) Plan matching contribution ($5,754).

(j)	Mr. McGuiness’s Fiscal 2012 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($62,181); disability insurance premium ($10,111); and 401(k) Plan matching contribution ($7,350).

(k)	Mr. McGuiness’s Fiscal 2011 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($62,232); disability insurance premium ($10,111); and 401(k) Plan matching contribution ($7,350).

(l)	Mr. Fernandez’s Fiscal 2012 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($127,017); disability insurance premium ($16,410); and 401(k) Plan matching contribution ($7,350).

(m)	Mr. Fernandez’s Fiscal 2011 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($125,492); disability insurance premium ($16,410); and 401(k) Plan matching contribution ($7,350).

(n)	Mr. Fernandez’s Fiscal 2010 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($102,003); disability insurance premium ($16,410); and 401(k) Plan matching contribution ($6,831).

(o)	Mr. Cumenal’s Fiscal 2012 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($150,000); disability insurance premium ($12,475); Defined Contribution Retirement Benefit under U.S. plan ($7,350); Excess Defined Contribution Benefit under U.S. plan ($13,386); 401(k) Plan matching contribution ($7,350); Defined Contribution to French Pension Scheme ($88,946); Payment to Special Retirement Account ($378,481); Payment towards tax preparation consultation services ($32,290). Please see the discussion of Mr. Cumenal’s Senior Executive Employment Agreement and compensation paid thereunder, in connection with his commencement of employment in March 2011, on page PS – 39.

(p)	Mr. Cumenal’s Fiscal 2011 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($150,000); disability insurance premium ($11,500); Relocation Expenses ($650,000); Defined Contribution to French Pension Scheme ($43,621); Payment to Special Retirement Account ($371,680); legal fees for work authorization and review of Senior Executive Employment Agreement ($9,608). Please see the discussion of Mr. Cumenal’s Senior Executive Employment Agreement and compensation paid thereunder, in connection with his commencement of employment in March 2011, on page PS – 39.

(q)	Mr. King’s Fiscal 2012 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($110,848); disability insurance premium ($13,350); and 401(k) Plan matching contribution ($7,350).

(r)	Mr. King’s Fiscal 2011 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($107,927); disability insurance premium ($13,350); and 401(k) Plan matching contribution ($7,350).

(s)	Mr. King’s Fiscal 2010 compensation included the following elements whose total incremental cost to the Company is shown in the column titled “All Other Compensation”: life insurance premium ($78,050); disability insurance premium ($13,350); and 401(k) Plan matching contribution ($7,099).

GRANTS OF PLAN-BASED AWARDS

Fiscal 2012

2005 Employee Incentive Plan

Name	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards (a)			All Other Option/ Stock Awards: Number of Securities Underlying Options/ Awards (#)	Exercise or Base Price of Option Awards ($/Sh) (b)	Grant Date Fair Value of Equity Awards (c) (d)
			Threshold ($)	Target ($)	Maximum ($)	Threshold Number of Shares (assuming Earnings Threshold is met, and Return on Assets Target is not met)	Target Number of Shares (assuming Earnings Target is reached, with no adjustment for Return on Assets Target)	Maximum Number of Shares (assuming Earnings Target is exceeded by $2.01 and Return on Assets Target is met)
Michael J. Kowalski	Annual Incentive		$0	$1,000,000	$2,000,000
	Performance-Based RSU	1/16/13				5,950	23,800	47,600			$1,569,229
	Stock Option	1/16/13							69,000	$63.76	$1,505,835
Patrick F. McGuiness	Annual Incentive		$0	$257,500	$515,000
	Performance-Based RSU	1/16/13				1,525	6,100	12,200			$402,197
	Stock Option	1/16/13							18,000	$63.76	$392,827
James N. Fernandez	Annual Incentive		$0	$595,000	$1,190,000
	Performance-Based RSU	1/16/13				3,775	15,100	30,200			$995,603
	Stock Option	1/16/13							44,000	$63.76	$960,243
Frederic Cumenal	Annual Incentive		$0	$595,000	$1,190,000
	Performance-Based RSU	1/16/13				3,350	13,400	26,800			$883,516
	Stock Option	1/16/13							39,000	$63.76	$851,124
Jon M. King	Annual Incentive		$0	$518,000	$1,036,000
	Performance-Based RSU	1/16/13				2,925	11,700	23,400			$771,428
	Stock Option	1/16/13							34,000	$63.76	$742,006

Notes to Grants of Plan-Based Awards Table

(a)	No portion of these awards will pay out unless an Earnings Threshold is attained over the three-year Performance Period ending January 31, 2016. If the Earnings Threshold is attained, the Committee may vest the Maximum Number of Shares, but has the discretion to reduce the vested number of shares by any amount down to zero shares.

The Committee has communicated to the executive officers that it intends to exercise its discretion as indicated in the following chart (subject to interpolation):

Earnings Performance	Percent of Target Shares Vesting for Earnings Performance	ROA Adjustment to Shares Vesting for Earnings Performance (percent of Target)	Percent of Target Shares Vesting After ROA Adjustment	Percent of Maximum Number of Shares Vesting
Earnings Threshold Not Reached	0%	None	0%	None
Earnings Threshold Reached	25%	10% increase if ROA Target achieved	25% to 35%	12.5% to 17.5%
Earnings Target Reached	100%	10% increase if ROA Target achieved/ 10% decrease if ROA Target not achieved	90% to 110%	45% to 55%
Earnings Maximum Reached	190%	10% increase if ROA Target achieved/ 10% decrease if ROA Target not achieved	180% to 200%	90% to 100%

In March 2013, the Committee set the Earnings Threshold and the Earnings Target in terms of the Company’s aggregate net earnings per share on a diluted basis (subject to adjustments as permitted under the Plan) over the three-year Performance Period.

•	The Earnings Threshold is $7.62 per diluted share.

•	The Earnings Target is $11.86 per diluted share.

•	The Earnings Maximum is $13.87 per diluted share.

The Committee set the ROA Target in terms of the Company’s return on average assets in each of the fiscal years in the Performance Period, expressed as a percentage, and then averaged over the entire Performance Period.

•	The ROA Target is 9.8%.

Amounts listed in the sub-column labeled “Target Number of Shares” reflect the Target Number of Shares, assuming the Earnings Target is reached, with no adjustment for the Return on Assets Target. If both the Earnings Target and the Return on Assets Target are met, the Board intends to exercise its discretion to vest the following increased number of shares for each named executive officer: Michael J. Kowalski, 26,180; Patrick F. McGuiness, 6,710; James N. Fernandez, 16,610; Frederic Cumenal, 14,740; and Jon M. King, 12,870.

(b)	The exercise price of all options was equal to or greater than the closing price of the underlying shares on the New York Stock Exchange on the grant date. The Committee adopted the following pricing convention on January 18, 2007: the higher of (i) the simple arithmetic mean of the high and low sales price of such stock on the New York Stock Exchange on the grant date or (ii) the closing price on such Exchange on the grant date. Options granted before that date were priced at the simple arithmetic mean of the high and low sales price of such stock on the New York Stock Exchange on the grant date.

(c)	The grant date fair value of each option award was computed in accordance with Codification Topic 718.

(d)	The grant date fair value of each performance-based award was computed assuming that the Target Number of Shares would vest due to earnings performance and would be increased by 10 percent due to return-on-asset performance. For additional information regarding performance-based compensation, see the table titled “OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END” beginning on page PS-59.

DISCUSSION OF SUMMARY COMPENSATION TABLE

AND GRANTS OF PLAN-BASED AWARDS

Non-Equity Incentive Plan Awards

Fiscal 2012

At the beginning of Fiscal 2012, the Committee granted cash (non-equity) awards. The potential maximum payout under these awards was to be determined on the basis of Fiscal 2012 earnings performance. When these awards were made, the Committee retained discretion to reduce the maximum payout. The Committee used that discretion to adjust the awards; accordingly, the awards paid out at 15% of target (7.5% of maximum), on average.

•	The performance goal established for Fiscal 2012 was net earnings (subject to adjustment as permitted in the Plan) of $306 million. Because that goal was reached, each of the named executive officers was tentatively eligible to receive a maximum incentive award of 200% of target, subject to the Committee’s discretion to reduce the award.

•	When the Committee established the performance goal, it also communicated to the named executive officers that it would reduce the maximum incentive award:

•	to zero, if Fiscal 2012 net earnings did not equal or exceed $409 million;

•	to the target amount, if net earnings equaled $511 million; and

•	to 200% of the target amount if net earnings equaled or exceeded $614 million.

•	The Committee also communicated that if earnings were to fall between the markers indicated, the award would be interpolated accordingly.

The Committee also communicated that it reserved the right to consider other relevant factors in reducing an annual incentive award below the maximum allowable based on achievement of earnings objectives set forth above.

The “other relevant factors” that the Committee indicated it would consider were:

•	annual progress towards strategic plan objectives;

•	business unit growth and/or profitability (where the executive officer has responsibility for such growth and/or profitability);

•	organizational development;

•	contributions to the working environment of his/her team and/or development of a positive working environment for employees;

•	business process improvement;

•	cost containment and/or cost reduction efforts; and

•	significant force majeure events, such as earthquakes, floods and other natural disasters, unanticipated at the time that the annual business plan was developed.

Furthermore, the applicable employee incentive plan (the Amended and Restated Tiffany & Co. 2005 Employee Incentive Plan, approved by the stockholders), permits the Committee to adjust any evaluation of performance under a performance goal to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgment or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, and (v) extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in said Annual Report for the applicable year.

Fiscal 2011 and Fiscal 2010

In Fiscal 2011 and 2010, annual incentive awards were paid out as follows:

•	In Fiscal 2011, the Company’s consolidated net earnings exceeded the target established by the Committee by 15.3%, and annual incentive awards and bonuses were paid out at 121% of the target amount, on average.

•	In Fiscal 2010, the Company’s consolidated net earnings exceeded the target established by the Committee by 18.8%, and annual incentive awards and bonuses were paid out at 154% of the target amount, on average.

Difference between Bonus Awards and Annual Incentive Awards

Annual incentive awards paid to Messrs. Kowalski, Fernandez, Cumenal and King differ from bonuses paid to other executive officers as follows:

•	Annual incentive awards are paid under the terms of the 2005 Employee Incentive Plan and will be paid only if the Company meets objective performance goals. This promise is set out in written agreements.

•	Bonuses are not subject to written agreements. The Compensation Committee has the discretion to increase, decrease or withhold such bonuses. It has been the Committee’s practice to align bonuses with annual incentive awards.

•	Annual incentive awards are designed so that the amounts paid out will be deductible to the Company and not count against the one million dollar limitation under Section 162(m) of the Internal Revenue Code. Each of the named executive officers is subject to that limitation.

•	If a bonus is paid, and the total annual cash compensation paid to that executive in the year of bonus was to exceed the one million dollar limitation, the excess would not be deductible to the Company for federal income tax purposes.

Equity Incentive Plan Awards – Performance-Based Restricted Stock Units

In January 2005, the Compensation Committee first awarded equity incentive awards – Performance-Based Restricted Stock Units (“Units”) to the executive officers. Units were subsequently granted in January of each subsequent year. The January 2013 award is reflected in the GRANTS OF PLAN-BASED AWARDS table under the column headed “Estimated Future Payouts Under Equity Incentive Plan Awards.”

General terms of Unit grants:

•	Units are exchanged on a one-to-one basis for shares of the Company’s common stock if the Units vest;

•	Vesting is determined at the end of a three-year performance period;

•	No Units vest if the executive voluntarily resigns, retires or is terminated for cause during the three-year performance period, although partial vesting is provided for in cases of termination for death or disability;

•	No dividends are paid or accrued on Units;

•	No Units vest (other than for reasons of death, disability or on a change in control) if the Company fails to meet a three-year cumulative EPS performance threshold set by the Compensation Committee within 90 days after the start of the performance period; and

•	EPS performance above the threshold results in a greater payout and failure to achieve a return-on-asset target (“ROA Target”) results in a reduced payout.

Performance tests for January 2010 Grants – Performance Period ending January 31, 2013:

•	Earnings Threshold: cumulative net EPS of $4.25 per diluted share;

•	Earnings Target: cumulative net EPS of $9.10 per diluted share;

•	Earnings Maximum: cumulative net EPS of $12.21 per diluted share;

•	ROA Target: 10.6%;

•	If the Threshold is reached, the Committee has the discretion to vest the maximum number of shares but has indicated that it will use its retained discretion to reduce the award based on the guidance that follows;

•	Target Shares for Vesting: 50% of the Units granted;

•	Units tentatively vest based on the following EPS performance hurdles:

•	25% of Target Shares at Earnings Threshold;

•	100% of Target Shares at Earnings Target; and

•	190% of Target Shares if Earnings Target is Exceeded by 34.2% ($12.21 per diluted share);

•	No units vest if Earnings Threshold is not achieved;

•	After tentative vesting is determined, a ROA test is applied;

•	If Earnings Threshold has been met, but Earnings Target has not, achievement of ROA Target will result in a 10% increase in vesting;

•	If Earnings Target has been met, but ROA Target has not, the tentatively vested Units will be reduced by 10%;

•	If both Earnings Target and ROA Target have been met, the tentatively vested Units will be increased by 10%;

•	100% vesting (twice Target Shares) occurs only if the Company exceeds the Earnings Target by 34.2% and achieves the ROA Target; and

•	Under no combination of circumstances will vesting occur for more than the number of Units granted (twice Target Shares).

In March 2013, it was determined that a cumulative net EPS of $9.84 per diluted share was achieved for the performance period ending January 31, 2013. The return on assets for the performance period equaled 10.3%. Accordingly, the Earnings Target was exceeded by $0.74, and the ROA Target was not achieved. As a result, 56% vesting of the maximum shares granted occurred for each executive officer.

Performance tests for January 2011 Grants – Performance Period ending January 31, 2014:

•	Earnings Threshold: cumulative net EPS of $5.80 per diluted share;

•	Earnings Target: cumulative net EPS of $12.12 per diluted share;

•	Earnings Maximum: cumulative net EPS of $16.43 per diluted share;

•	ROA Target: 12.2%;

•	If the Threshold is reached, the Committee has the discretion to vest the maximum number of shares.

•	Target Shares for Vesting: 50% of the Units granted;

•	Units tentatively vest based on the following EPS performance hurdles:

•	25% of Target Shares at Earnings Threshold;

•	100% of Target Shares at Earnings Target; and

•	190% of Target Shares at Earnings Maximum;

•	No units vest if Earnings Threshold is not achieved;

•	After tentative vesting is determined, a ROA test is applied;

•	If Earnings Threshold is met but Earnings Target has not, achievement of ROA Target will result in a 10% increase in vesting;

•	If Earnings Target has been met, but ROA Target has not, the tentatively vested Units will be reduced by 10%;

•	If both Earnings Target and ROA Target have been met, the tentatively vested Units will be increased by 10%;

•	100% vesting (twice Target Shares) occurs only if the Company attains the Earnings Maximum and achieves the ROA Target; and

•	Under no combination of circumstances will vesting occur for more than the number of Units granted (twice Target Shares).

Performance tests for January 2012 Grants – Performance Period ending January 31, 2015:

•	Earnings Threshold: cumulative net EPS of $9.64 per diluted share;

•	Earnings Target: cumulative net EPS of $13.94 per diluted share;

•	Earnings Maximum: cumulative net EPS of $16.77 per diluted share;

•	ROA Target: 12.0%;

•	If the Threshold is reached, the Committee has the discretion to vest the maximum number of shares.

•	Target Shares for Vesting: 50% of the Units granted;

•	Units tentatively vest based on the following EPS performance hurdles:

•	25% of Target Shares at Earnings Threshold;

•	100% of Target Shares at Earnings Target; and

•	190% of Target Shares at Earnings Maximum;

•	No units vest if Earnings Threshold is not achieved;

•	After tentative vesting is determined, a ROA test is applied;

•	If Earnings Threshold is met but Earnings Target has not, achievement of ROA Target will result in a 10% increase in vesting;

•	If Earnings Target has been met, but ROA Target has not, the tentatively vested Units will be reduced by 10%;

•	If both Earnings Target and ROA Target have been met, the tentatively vested Units will be increased by 10%;

•	100% vesting (twice Target Shares) occurs only if the Company attains the Earnings Maximum and achieves the ROA Target; and

•	Under no combination of circumstances will vesting occur for more than the number of Units granted (twice Target Shares).

Performance tests for January 2013 Grants – Performance Period ending January 31, 2016:

•	Same scheme as for the January 2012 Grants – see above – but with different Earnings Threshold, Earnings Target, Earning Maximum and ROA Target. See Note (a) to Grants of Plan-Based Awards Table.

General Note: the Committee retains the discretion to adjust achieved performance so that executive officers will not be advantaged or disadvantaged by extraordinary transactions.

Options

Options vest (become exercisable) in four equal annual installments. Vesting of each installment is contingent on continued employment, except in the event of death, disability or change in control (see Explanation of Potential Payments on Termination or Change in Control).

The exercise price for each share subject to an option is its fair market value on the date of grant. (For an explanation of the method of determining the exercise price of options, see Note (b) to the GRANTS OF PLAN-BASED AWARDS table).

Options expire no later than the 10th anniversary of the grant date. Options expire earlier on:

•	termination of employment (three months after termination); or

•	death, disability or retirement (two years after the event).

Life Insurance Benefits

The key features of the life insurance benefit that the Company provides to its executive officers are:

•	executive officers own whole life policies on their own lives;

•	the death benefit is three times annual salary and target annual incentive award or bonus, as the case may be;

•	the Company pays the premium on such policies in an amount sufficient to accumulate cash value;

•	premiums are calculated to accumulate a target cash value at age 65;

•	the target cash value will allow the policy to remain in force after age 65 without payment of further premiums with a death benefit equivalent to twice the executive officer’s ending annual salary and target annual incentive or bonus amount;

•	the amount of the premiums paid by the Company is taxable income to the executive officer;

•	in 2008 and years prior thereto, the Company paid the additional amounts necessary in order to prevent the executive officer from being subjected to increased income taxes as a result of the taxable premium income; and

•	since 2009, the Company has not paid any additional amounts to offset the income tax attributable to the premiums paid on behalf of the executives.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

January 31, 2013

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)		Option Expiration Date (a)	Equity Incentive Plan Awards Number Of Unearned Shares, Units or Other Rights That Have Not Vested (b) (#)		Equity Incentive Plan Awards Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael J. Kowalski	85,000 77,000 101,000 155,000 67,500 33,500 17,750 0	22,500 33,500 53,250 69,000	$ $ $ $ $ $ $ $	37.8350 40.1500 37.6450 23.0000 43.3700 58.0000 60.5400 63.7600	1/31/16 1/18/17 1/17/18 1/28/19 1/20/20 1/20/21 1/18/22 1/16/23	39,200 / 70,000 18,390 / 50,800 10,600 / 50,000 26,180 / 47,600 25,000 / 25,000	(c) (d) (e) (f) (k)	$ $ $ $ $	2,577,400 1,209,143 696,950 1,721,335 1,643,750	(g) (h) (i) (j) (n)
Patrick F. McGuiness	5,920 9,000 17,000 30,000 15,000 8,500 0 4,500 0	5,000 8,500 20,000 13,500 18,000	$ $ $ $ $ $ $ $ $	31.6750 40.1500 37.6450 23.0000 43.3700 58.0000 76.8500 60.5400 63.7600	1/20/15 1/18/17 1/17/18 1/28/19 1/20/20 1/20/21 6/21/21 1/18/22 1/16/23	8,960 / 16,000 4,706 / 13,000 2,756 / 13,000 6,710 / 12,200 7,500 / 7,500	(c) (d) (e) (f) (l)	$ $ $ $ $	589,120 309,420 181,207 441,183 493,125	(g) (h) (i) (j) (n)
James N. Fernandez	57,000 21,500 37,500 21,500 0 11,250 0	12,500 21,500 40,000 33,750 44,000	$ $ $ $ $ $ $	37.6450 23.0000 43.3700 58.0000 76.8500 60.5400 63.7600	1/17/18 1/28/19 1/20/20 1/20/21 6/21/21 1/18/22 1/16/23	21,280 / 38,000 11,729 / 32,400 6,784 / 32,000 16,610 / 30,200 15,000 / 15,000	(c) (d) (e) (f) (l)	$ $ $ $ $	1,399,160 771,182 446,048 1,092,108 986,250	(g) (h) (i) (j) (n)

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (continued)

January 31, 2013

	Option Awards					Stock Awards
Name	Number Of Securities Underlying Unexercised Options Exercisable (#)	Number Of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)		Option Expiration Date (a)	Equity Incentive Plan Awards Number Of Unearned Shares, Units or Other Rights That Have Not Vested (b) (#)		Equity Incentive Plan Awards Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Frederic Cumenal	9,292 10,000 0	27,876 30,000 39,000	$ $ $	62.4350 60.5400 63.7600	3/10/21 1/18/22 1/16/23	10,432 / 28,818 6,063 / 28,600 14,740 / 26,800 27,228 / 27,228	(d) (e) (f) (m)	$ $ $ $	685,904 398,642 969,155 1,790,241	(h) (i) (j) (n)
Jon M. King	26,000 41,000 15,500 27,000 16,500 8,750 0	9,000 16,500 26,250 34,000	$ $ $ $ $ $ $	40.1500 37.6450 23.0000 43.3700 58.0000 60.5400 63.7600	1/18/17 1/17/18 1/28/19 1/20/20 1/20/21 1/18/22 1/16/23	15,680 / 28,000 9,050 / 25,000 5,258 / 24,800 12,870 / 23,400	(c) (d) (e) (f)	$ $ $ $	1,030,960 595,038 345,714 846,203	(g) (h) (i) (j)

Notes to Outstanding Equity Awards at Fiscal Year-end Table

(a)	For any option reported, the grant date was ten (10) years prior to the expiration date shown. All options vest 25% per year over the four-year period following a grant date.

(b)	In this column, the number to the left of the slash mark indicates the number of shares on which the payout value shown in the column to the right was computed. See Notes (g), (h), (i) (j), and (n) below. The number to the right of the slash mark indicates the total number of shares that would vest upon attainment of all performance objectives over the three-year performance period.

(c)	This 2010 grant would have vested three business days following the date on which the Company’s financial results for Fiscal 2012 are publicly reported.

(d)	This 2011 grant will vest three business days following the date on which the Company’s financial results for Fiscal 2013 are publicly reported.

(e)	This 2012 grant will vest three business days following the date on which the Company’s financial results for Fiscal 2014 are publicly reported.

(f)	This 2013 grant will vest three business days following the date on which the Company’s financial results for Fiscal 2015 are publicly reported.

(g)	This value has been computed at 56% of maximum based on Company EPS and ROA performance in Fiscal 2010, Fiscal 2011 and Fiscal 2012. The resulting value was computed on the basis of the stock closing price of $65.75 on January 31, 2013.

(h)	This value has been computed at 36.2% of maximum based upon Company EPS and ROA performance in Fiscal 2011 and Fiscal 2012 and projections for Fiscal 2013. The resulting value was computed on the basis of the stock closing price of $65.75 on January 31, 2013.

(i)	This value has been computed at 21.2% of maximum based upon Company EPS and ROA performance in Fiscal 2012 and projections for Fiscal 2013 and Fiscal 2014. The resulting value was computed on the basis of the stock closing price of $65.75 on January 31, 2013.

(j)	This value has been computed on the assumption that the Earnings per Share target will be met and on the Assumption that the Return on Asset performance goal will have been achieved. The resulting value was computed on the basis of the stock closing price of $65.75 on January 31, 2013.

(k)	This one-time Time-Vesting Restricted Stock Unit Award will vest on January 20, 2014.

(l)	This one-time promotion Time-Vesting Restricted Stock Unit Award will vest on June 21, 2014.

(m)	This one-time sign-on Time-Vesting Restricted Stock Unit Award will vest on March 10, 2014.

(n)	The value was computed on the basis of the stock closing price of $65.75 on January 31, 2013.

OPTION EXERCISES AND STOCK VESTED

Fiscal 2012

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Kowalski	0		$0	65,200	$4,658,540
Patrick F. McGuiness	10,000	(a)	$325,000	12,600	$900,270
James N. Fernandez	60,500	(b)	$2,161,888	36,200	$2,586,490
Frederic Cumenal	0		$0	0	$0
Jon M. King	48,500	(c)	$1,564,436	26,100	$1,864,845

Notes to Option Exercises and Stock Vested Table

(a)	Weighted-average holding period for options exercised: 8.2 years.

(b)	Weighted-average holding period for options exercised: 4.5 years.

(c)	Weighted-average holding period for options exercised: 5.4 years.

PENSION BENEFITS TABLE

Name	Plan Name (a)	Number of Years Credited Service		Actuarial Present Value of Accumulated Benefits ($)		Payments During Last Fiscal Year ($)
Michael J. Kowalski	Pension Plan Excess Plan Supplemental Plan	34 34 34	(b) (d) (b) (d) (b) (d)	$ $ $	1,184,196 13,144,982 1,973,179	$ $ $	0 0 0
Patrick F. McGuiness	Pension Plan Excess Plan Supplemental Plan	22 22 22		$ $ $	434,885 1,031,466 429,243	$ $ $	0 0 0
James N. Fernandez	Pension Plan Excess Plan Supplemental Plan	34 34 34	(c) (d) (c) (d) (c) (d)	$ $ $	1,004,034 6,367,498 944,124	$ $ $	0 0 0
Jon M. King	Pension Plan Excess Plan Supplemental Plan	22 22 22	(d) (d) (d)	$ $ $	637,197 3,047,016 1,533,983	$ $ $	0 0 0

Notes to Pension Benefits Table

(a)	The formal names of the plans are: the Tiffany and Company Pension Plan (“Pension Plan”), the Tiffany and Company Un-funded Retirement Plan to Recognize Compensation in Excess of Internal Revenue Code Limits (“Excess Plan”) and the Tiffany and Company Supplemental Retirement Income Plan (“Supplemental Plan”).

(b)	Mr. Kowalski has been credited with 6.4 years of service for his period of employment prior to October 15, 1984 with the corporation that was, immediately before that date, Tiffany’s parent corporation. Under the Supplemental Plan, the combined benefit available under the retirement plans and Social Security is 60% of average final compensation for a participant with 25 or more years of service (see Supplemental Plan). Because Mr. Kowalski attained 25 years of service with Tiffany as of October 14, 2009, the total retirement benefit available to him will not increase as a result of the credited 6.4 years of service described above. Rather, the effect of this credited service has been to augment the present value of his accumulated benefit under the Pension Plan and Excess Plan only as follows, resulting in a reduced obligation under the Supplemental Plan:

Pension Plan	$218,665
Excess Plan	$2,427,251
Supplemental Plan	$(2,645,916)

(c)	Mr. Fernandez has been credited with 6.3 years of service for his period of employment prior to October 15, 1984 with the corporation that was, immediately before that date, Tiffany’s parent corporation. Under the Supplemental Plan, the combined benefit available under the retirement plans and Social Security is 60% of average final compensation for a participant with 25 or more years of service (see Supplemental Plan). Because Mr. Fernandez attained 25 years of service with Tiffany as of October 14, 2009, the total retirement benefit available to him will not increase as a result of the credited 6.3 years of service described above. Rather, the effect of this credited service has been to augment the present value of his accumulated benefit under the Pension Plan and Excess Plan only as follows, resulting in a reduced obligation under the Supplemental Plan:

Pension Plan	$183,429
Excess Plan	$1,163,293
Supplemental Plan	$(1,346,722)

(d)	Mr. Kowalski, Mr. Fernandez and Mr. King are currently eligible for early retirement under each of the Pension, Excess and Supplemental Plan. See Early Retirement on page PS-66. They are each eligible for early retirement because they have reached age 55 and have accumulated at least ten years of credited service. The normal retirement age under each of the plans is 65. However those eligible for early retirement may retire with a reduced benefit. For retirement at age 55, the reduction in benefit would be 40%, as compared to the benefit at age 65. The benefit reduction for early retirement is computed as follows:

•	For retirement between age 60 and age 65, the executive’s age at early retirement is subtracted from 65; for each year in the remainder the benefit is reduced by five percent;

•	Thus, for retirement at age 60 the reduction is 25%;

•	For retirement between age 55 and age 60, the reduction is 25% plus an additional three percent for each year by which retirement age precedes age 60.

Assumptions Used in Calculating the Present Value of the Accumulated Benefits

The assumptions used in the Pension Benefit Table are that the executive would retire at age 65; post-retirement mortality based upon the RP2000 Male/Female Mortality Table Projected to the date of each future cash flow (i.e. a “fully generational” mortality projection); a discount rate of 4.5%. All assumptions were consistent with those used to prepare the financial statements for Fiscal 2012.

Features of the Retirement Plans

Tiffany has established three retirement plans for eligible employees: the Pension Plan, the Excess Plan and the Supplemental Plan. The executive officers of the Company (other than Mr. Cumenal) are eligible to participate in all three.

Average Final Compensation

Average final compensation is used in each plan to calculate benefits. A participant’s “average final compensation” is the average of the highest five years of compensation received in the last 10 years of creditable service.

In general, compensation reported in the SUMMARY COMPENSATION TABLE above as “Salary”, “Bonus” or “Non-Equity Incentive Plan Compensation” is compensation for purposes of the Plans; amounts attributable to the exercise of stock options or to the vesting of restricted stock are not included. However, Internal Revenue Code requirements limit the amount of compensation that may be included in calculating the benefit under the Pension Plan.

Pension Plan

These are the key features of the Pension Plan:

•	it is a “tax-qualified” plan, that is, it is designed to comply with those provisions of the Internal Revenue Code applicable to retirement plans;

•	it is a “funded” plan (money has been deposited into a trust that is insulated from the claims of the Company’s creditors);

•	it is available at no cost to regular full-time employees of Tiffany hired before January 1, 2006;

•	executive officers other than Mr. Cumenal are participants;

•	benefits vest after five years of service;

•	benefits are based on the participant’s average final compensation and years of service;

•	benefits are subject to Internal Revenue Code limitations on the total benefit and the amount that may be included in average final compensation; and

•	benefits are not offset by Social Security.

The benefit formula under the Pension Plan first calculates an annual amount based on average final compensation and then multiplies it by years of service. This is the formula: [[(average final compensation less covered compensation) x 0.015] plus [(average final compensation up to covered compensation) x 0.01]] x years of service. “Covered compensation” varies by the participant’s birth date and it is an average of taxable wage bases calculated for Social Security purposes.

Example: covered compensation for a person born in 1952 is $72,600. This person has average final compensation of $100,000 and 25 years of service. The Pension benefit at age 65 would be calculated as follows: [[($100,000—$72,600) x 0.015] plus [($72,600) x 0.01]] x 25 = $28,425 annual benefit for a single life annuity.

The form of benefit elected can reduce the amount of benefit. The highest benefit is available for an unmarried participant who elects to take the benefit over the course of his or her own life (a single-life annuity). A person who elects to take the benefit over the course of two lives, such as a 100% annuity over the lives of the participant and his or her spouse, will experience an actuarial reduction in the amount of his or her benefit.

Excess Plan

These are the key features of the Excess Plan:

•	it is not a qualified plan and is not subject to Internal Revenue Code limitations;

•	it is not funded (benefits are paid out of the Company’s general assets, which are subject to the claims of the Company’s creditors);

•

it is available only to officers and other select management employees whose benefits under the Pension Plan are affected by Internal Revenue Code limitations, including executive officers other than Mr. Cumenal;

•

it uses the same retirement benefit formula as is set forth in the Pension Plan, but includes in average final compensation earnings that are excluded under the Pension Plan due to Internal Revenue Code Limitations;

•	benefits are offset by benefits payable under the Pension Plan;

•	benefits are not offset by benefits payable under Social Security;

•	benefits vest after five years of service;

•	benefits are subject to forfeiture if employment is terminated for cause;

•	for those who leave Tiffany prior to age 65, benefits are subject to forfeiture for failure to execute and adhere to non-competition and confidentiality covenants;

•	benefits are payable upon the later of the participant’s separation from service, as defined under the plan, or attainment of age 55; and

•	participants will not receive any distribution from the plan until six months following separation from service.

Supplemental Plan

These are the key features of the Supplemental Plan:

•	it is not a qualified plan and is not subject to Internal Revenue Code limitations;

•	it is not funded (benefits are paid out of the Company’s general assets, which are subject to the claims of the Company’s creditors);

•	it is available only to executive officers, other than Mr. Cumenal;

•	it uses a different benefit formula than that used by the Pension Plan and the Excess Plan;

•	benefits are offset by benefits payable under the Pension Plan and the Excess Plan;

•	benefits are offset by benefits payable under Social Security;

•

benefits do not vest until the executive attains, while employed by Tiffany, age 65, or age 55 if he or she has provided 10 years of service (benefits will vest earlier on a termination from employment following a change in control (See “Definition of a Change in Control” below));

•	benefits are subject to forfeiture if employment is terminated for cause;

•	for those who leave Tiffany prior to age 65, benefits are subject to forfeiture for failure to execute and adhere to non-competition and confidentiality covenants; and

•	participants will not receive any distribution from the plan until six months following separation from service as defined under the plan.

As its name implies, the Supplemental Plan supplements payments under the Pension Plan, the Excess Plan and from Social Security so that total benefits equal a variable percentage of the participant’s average final compensation.

Depending upon the participant’s years of service with Tiffany, the combined benefit under the Pension Plan, the Excess Plan, the Supplemental Plan and from Social Security would be as follows:

Years of Service	Combined Annual Benefit As a Percentage of Average Final Compensation
less than 10	( a)
10-14	20%
15-19	35%
20-24	50%
25 or more	60%

(a)	The formula for benefits under the Pension and Excess Plans is a function of years of service and covered compensation (subject to Internal Revenue Code limitations in the case of the Pension Plan) and not any specific percentage of the participant’s average final compensation (see above). A retiree with less than 10 years of service would not receive any benefit under the Supplemental Plan but could expect to receive a benefit of approximately 13% of average final compensation under the Pension and Excess Plans.

Early Retirement and Extra Service Credit

Please refer to Note (d) on page PS-63 for a discussion of the early retirement features of the Plans.

Tiffany does not have a policy for or practice of granting extra years of credited service under the Plans. Mr. Kowalski and Mr. Fernandez have credit for service with Tiffany’s former parent corporation. This credit was arranged in 1984 when the Company purchased Tiffany.

NONQUALIFIED DEFERRED COMPENSATION TABLE

(Fiscal 2012)

Name	Executive Contribution In Last Fiscal Year (a) ($)	Registrant Contribution In Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year (b) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End(c) ($)
Michael J. Kowalski	$0	$0	$24,838	$69,601	$343,884
Patrick F. McGuiness	$77,500	$0	$94,127	$0	$698,254
James N. Fernandez	$114,385	$0	$275,007	$19,452	$2,045,793
Frederic Cumenal	$360,000	$13,386	$41,464	$0	$419,645	(d)
Jon M. King	$0	$0	$0	$0	$0

Note to Nonqualified Deferred Compensation Table

(a)	This column includes amounts that are also included in the amounts shown in the columns headed “Salary” or “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(b)	Amounts shown in this column are not reported as compensation in the Summary Compensation Table because the Company’s Executive Deferral Plan does not pay above-market or preferential earnings on compensation that is deferred.

(c)	Amounts shown in this column include amounts that were reported as compensation in the Summary Compensation Table for Fiscal 2012 and for prior fiscal years to the extent that such amounts were contributed by the executive but not to the extent that such amounts represent earnings. See Note (b) above.

(d)	Under the terms of the Executive Deferral Plan, in March 2012, and as noted under “Registrant Contributions,” Mr. Cumenal received an Excess DCRB contribution of $13,386 for Fiscal 2011. This contribution will vest proportionately for Mr. Cumenal on March 10 of 2013, 2014, 2015, 2016 and 2017 respectively. See “Excess DCRB Feature of the Executive Deferral Plan” below.

Features of the Executive Deferral Plan

These are the key features of the Company’s Executive Deferral Plan:

•	Participation is open to directors and executive officers of the Company as well as other vice presidents and “director-level” employees of Tiffany;

•	Directors of the Company may defer all of their cash compensation;

•	Employees may defer up to 50% of their salary and up to 90% of their annual cash incentive or bonus compensation;

•	The Company makes no contribution and guarantees no specific return on money deferred;

•	Deferrals are placed in a trust that is subject to the claims of Tiffany’s creditors;

•	Deferred compensation is invested by the trustee in various mutual funds as directed by Tiffany, which follows the directions of participants;

•	The value in the participant’s account (and Tiffany’s responsibility for payment) is measured by the return on the investments selected by the participant;

•	Deferrals may be made to a Retirement Account and to accounts which will pay out on specified “in-service” dates;

•	Participants must elect to make deferrals in advance of the period during which the deferred compensation is earned;

•	Retirement Accounts pay out in 5, 10, 15 or 20 annual installments after retirement as elected in advance by the participant;

•

Except in the case of previously elected “in-service” payout dates, participants are not allowed to withdraw funds while they remain employed other than for unforeseeable emergencies and then only with the permission of Tiffany’s Board;

•	Termination of services generally triggers a distribution of all account balances other than, in the case of retirement or disability, retirement balances; and

•	Most participants, including all executive officers, will not receive any distribution from the plan until six months following termination of services.

Excess DCRB Feature of the Executive Deferral Plan

In 2010, the Executive Deferral Plan was amended to provide an excess retirement benefit to Eligible Employees of the company with the title of “Vice President” or above. If an Eligible Employee who is also a Vice President or above, is entitled to a DCRB Contribution under the Tiffany & Co. Employee Profit Sharing and Retirement Savings Plan, and such DCRB Contribution is curtailed by reason of the limitations under Sections 401(a)(17) or 415 of the Code, the Eligible Employee shall have an Excess DCRB Contribution credited to his or her Deferred Benefit Accounts under the Executive Deferral Plan. This feature is intended to benefit those executives who were hired on or after January 1, 2006, and accordingly were precluded from participation in the Pension Plan and Excess Plan.

In March 2012, Mr. Cumenal was credited with an Excess DCRB contribution of $13,386 for Fiscal 2011, as noted in the “Registrant Contribution” column above.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The following table shows payments, the value of accelerated vesting of equity compensation and the value of benefits that would have been provided or that would have accrued, to the named executive officers in the event that a change in control of the Company had occurred on January 31, 2013 and on the further assumption that the employment of the executive officer was involuntarily terminated without cause at that time:

Name	Early Vesting of Supplemental Plan (a)	Cash Severance Payment (b)	Welfare Benefits (c)	Early Vesting of Stock Options (d)		Early Vesting of Restricted Stock Units (e)		Total (k)
Michael J. Kowalski	$0	$4,000,000	$43,441	$1,177,918		$9,570,570	(g)	$14,791,929
Patrick F. McGuiness	$474,896	$1,545,000	$43,441	$283,930	(f)	$2,399,875	(h)	$4,747,142
James N. Fernandez	$0	$2,890,000	$43,441	$709,773	(f)	$5,607,160	(i)	$9,250,374
Frederic Cumenal	$0	$2,910,000	$43,441	$357,724		$3,680,724	(j)	$6,991,889
Jon M. King	$0	$2,516,000	$15,554	$533,718		$3,480,805		$6,546,077

Notes to Potential Payments on Termination or Change in Control Table

(a)	Absent a change in control followed by termination of employment, the Supplemental Plan will vest only when the participant attains the in-service age of 55 years with 10 years of service, or in-service age of 65 years.

(b)	For the executive officers other than Mr. Cumenal, cash severance payments were determined by multiplying the sum of (i) actual salary and (ii) the target annual incentive award or bonus, by two. Mr. Cumenal’s cash severance payment is comprised of the sum of (i) actual salary multiplied by two, and (ii) $1,210,000, pursuant to the terms of his employment agreement.

(c)	The amounts shown in this column represent two years of health-care coverage determined on the basis of the Company’s “COBRA” rates for post-employment continuation coverage. Such rates are available to all participating employees who terminate from employment and were determined on the basis of the coverage elections made by the executive officer.

(d)	The value of early vesting of stock options granted in January 2010, 2011 and 2012 was determined using $65.75, the closing value of the Company’s common stock on January 31, 2013. In the event of a change in control that is not a Terminating Transaction, the unvested portion of such options will vest only upon the executive’s involuntary termination from employment. For the purposes of this table, it is assumed that the change in control was a 35% share acquisition and not a Terminating Transaction.

(e)	The value of early vesting of performance-based restricted stock units granted in January 2010 and 2011 was determined using $65.75, the closing value of the Company’s common stock on January 31, 2013. In the event of a change in control that is not a Terminating Transaction, only a portion of unvested performance-based restricted stock units will vest, pursuant to a schedule based on the applicable three-year performance period. For the purposes of this table, it is assumed that the change in control was a 35% share acquisition and not a Terminating Transaction. Accordingly this column assumes a 100% early vesting of the performance-based restricted stock units granted in January 2010; a 70% early vesting of performance-based restricted stock units granted in January 2011; and a 30% early vesting of performance-based restricted stock units granted in January 2012. This column also assumes a 100% early vesting of the one-time time-vesting restricted stock grants awarded to Mr. Kowalski in 2010, and Messrs. Cumenal, Fernandez and McGuiness in 2011.

In the event of a Terminating Transaction, all unvested performance-based restricted stock units granted in January 2010, 2011 and 2012, and all time-vesting restricted stock units granted in 2011 will vest, and the value to each of the executives would have been as follows on January 31, 2013:

Michael J. Kowalski	$12,873,850
Patrick F. McGuiness	$3,254,625
James N. Fernandez	$7,719,050
Frederic Cumenal	$5,565,475
Jon M. King	$5,115,350

(f)	This amount does not include any value for the one-time promotion stock option grant awarded on June 21, 2011, as such stock options would have been “under water” on January 31, 2013, due to the strike price of $76.85 (compared to the closing price on January 31, 2013 of $65.75).

(g)	This amount includes $1,643,750 (25,000 shares multiplied by $65.75) attributable to the early vesting on January 31, 2013 of the one-time Time-Vesting Restricted Stock Unit Award made to Mr. Kowalski on January 20, 2011.

(h)	This amount includes $493,125 (7,500 shares multiplied by $65.75) attributable to the early vesting on January 31, 2013 of the one-time promotion Time-Vesting Restricted Stock Unit Award made to Mr. McGuiness on June 21, 2011.

(i)	This amount includes $986,250 (15,000 shares multiplied by $65.75) attributable to the early vesting on January 31, 2013 of the one-time promotion Time-Vesting Restricted Stock Unit Award made to Mr. Fernandez on June 21, 2011.

(j)	This amount includes $1,790,241 (27,228 shares multiplied by $65.75) attributable to the early vesting on January 31, 2013 of the one-time sign-on Time-Vesting Restricted Stock Unit Award made to Mr. Cumenal on March 10, 2011.

(k)	This column is the total of columns (a) through (e) in the table above. It assumes that two events have occurred: a change in control and a termination of employment following such change in control.

Explanation of Potential Payments on Termination or Change in Control

Retention Agreements

The Company and Tiffany have entered into retention agreements with each of the executive officers. These agreements would provide a covered executive with compensation if he or she should incur an “involuntary termination” after a “change in control.” An “involuntary termination” does not include a termination for cause, but does include a resignation for good reason.

When, if ever, a “change in control” occurs, the covered executives would have fixed terms of employment under their retention agreements for two years.

If the executive incurs an involuntary termination during his or her fixed term of employment under a retention agreement, compensation would be payable to the executive as follows:

•	Two times the sum of the executive’s salary and target annual incentive award or bonus, as severance; and

•	Two years of benefits continuation under Tiffany’s health and welfare plans.

Vesting of Options, Restricted Stock Units on a Change in Control

Stock Option Grants

For grants awarded in 2009 or later, outstanding stock options will vest in full and become exercisable in the event of a “change in control” if it results in the dissolution of the Company, or the Company goes out of existence or comes under the substantial ownership (80%) of another person, and the acquiring party does not arrange to assume or replace the grant. These types of change in control events are referred to as “terminating transactions.” (See “Definition of a Change in Control” below).

For all other change in control events (see “Definition of a Change in Control” below), early vesting will occur in full but only if the named executive officer is involuntarily terminated from employment following the change in control. “Involuntary termination” does not include a termination for cause, but does include a resignation for good reason.

Performance-Based Restricted Stock Unit Grants

For grants awarded in 2009 or later, outstanding performance-based restricted stock units will vest in full and convert to shares in the event of a terminating transaction.

For all other change in control events (see “Definition of a Change in Control” below), performance-based restricted stock units will vest in full if the change in control event occurs in the last fiscal year of a three-year performance period, 70% if it occurs in the second fiscal year of a three-year performance period; and 30% if it occurs in the first fiscal year of a three-year performance period. In the event of the first type of change in control event described in the definition below (a 35% share acquisition), such proportionate vesting will occur only if the named executive officer is involuntarily terminated following the change in control event.

Time-Vesting Restricted Stock Unit Grants

Outstanding time-vesting restricted stock units will vest in full and convert to shares in the event of a terminating transaction.

For all other change in control events (see “Definition of a Change in Control” below), time-vesting restricted stock units will vest in full if the change in control event occurs and if the named executive officer is involuntarily terminated following the change in control event.

Supplemental Retirement Benefits Vest on a Change in Control

Benefits under the Pension Plan and Excess Plan are vested for all named executive officers, other than Mr. Cumenal, who is not a participant. Benefits under the Supplemental Plan are vested for Mr. Kowalski, Mr. Fernandez, and Mr. King. In the event of a change in control benefits under the Supplemental Plan would early vest for Mr. McGuiness, should he be terminated from employment without cause, or resign from employment with good reason. Such vesting would not necessarily result in any payment at the time of such change in control.

Definition of a Change in Control

For purposes of the Supplemental Plan, equity awards made in 2009 and thereafter, and the retention agreements, the term “change in control” means that one of the following events has occurred:

•

Any person or group of persons acting in concert (a “person” being an individual or organization) acquires 35% or more in voting power or stock of the Company, or the right to obtain such voting power;

•

A majority of the Board is, for any reason, not made up of individuals who were either on the Board on January 15, 2009, or, if they became members of the Board after that date, were approved by the directors;

•	As a result of a corporate transaction such as a merger, the stockholders of Tiffany immediately prior to such transaction do not own 51% of Tiffany’s outstanding shares; or

•	All or substantially all assets of the Company or Tiffany are sold or disposed of to an unrelated party.

Certain change in control events will be considered “terminating transactions,” provided the acquirer does not arrange to assume or replace the grant. Terminating transactions include (i) the dissolution of the Company, or (ii) if the Company comes under the substantial ownership (80%) of another person. The definition of “change in control” for equity awards made prior to 2009 is somewhat, but not substantially, different.

Non-Competition Covenants Affected by Change in Control

In the event of a change in control, the duration of certain non-competition covenants could be cut back from as long as two years following termination of employment to as little as six months in the event a change in control were to occur. In the table above, we have not assigned any value to a potential cutback.

Early Retirement

Mr. Kowalski was eligible to take early retirement on January 31, 2013. His early retirement benefit under the Pension Plan, the Excess Plan and the Supplemental Plan would have been approximately $1,257,209 per year had he retired effective January 31, 2013, subject to applicable offsets by benefits payable under Social Security.

Mr. Fernandez was eligible to take early retirement on January 31, 2013. His early retirement benefit under the Pension Plan, the Excess Plan and the Supplemental Plan would have been approximately $640,289 per year had he retired effective January 31, 2013, subject to applicable offsets by benefits payable under Social Security.

Mr. King was eligible to take early retirement on January 31, 2013. His early retirement benefit under the Pension Plan, the Excess Plan and the Supplemental Plan would have been approximately $411,760 per year had he retired effective January 31, 2013, subject to applicable offsets by benefits payable under Social Security.

Death or Disability

If any of the named executive officers had died or become disabled on January 31, 2013, stock options then unvested would have early vested. The value of such early vesting is shown in the columns labeled “Early Vesting of Stock Options” in the table on page PS-69. If any of the named executive officers had died or become disabled on January 31, 2013, certain performance-based restricted stock units and time-vesting restricted stock units would have early vested. The value of such early vesting would have been as follows for each of the named executive officers on January 31, 2013: Mr. Kowalski, $4,634,040; Mr. McGuiness, $1,262,400; Mr. Fernandez, $2,895,630; Mr. Cumenal, $3,490,983; and Mr. King, $1,475,430.

DIRECTOR COMPENSATION TABLE

Fiscal 2012

Name	Fees Earned or Paid in Cash ($) (a)	Option Awards ($) (b) (c)	Stock Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (d)	All Other Compensation ($)	Total ($)
Rose Marie Bravo	$75,000	$61,517	$58,637	$42,403	$ 0	$237,557
Gary E. Costley	$90,000	$61,517	$58,637	N/A	$ 0	$210,154
Lawrence K. Fish	$90,000	$61,517	$58,637	N/A	$ 0	$210,154
Abby F. Kohnstamm	$75,000	$61,517	$58,637	N/A	$ 0	$195,154
Charles K. Marquis	$90,000	$61,517	$58,637	$2,742	$ 0	$212,896
Peter W. May	$75,000	$61,517	$58,637	N/A	$ 0	$195,154
J. Thomas Presby	$18,750	$ 0	$ 0	N/A	$ 0	$ 18,750
William A. Shutzer	$90,000	$61,517	$58,637	$9,303	$ 0	$219,457
Robert S. Singer	$76,250	$61,517	$58,637	N/A	$ 0	$196,404

Notes to Director Compensation Table

(a)	Includes amounts deferred under the Executive Deferral Plan.

(b)	Amounts shown represent the grant-date fair value for stock options granted for Fiscal 2012. In valuing option awards the Company made certain assumptions. For a discussion of those assumptions, please refer to Part II of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013. See Note N. “STOCK COMPENSATION PLANS,” in Notes to Consolidated Financial Statements, under Item 8. Financial Statements and Supplementary Data.

(c)	Supplementary Table: Outstanding Director Option Awards at Fiscal Year End

Name	Aggregate Number of Option Awards Outstanding at Fiscal Year End (number of underlying shares)
Rose Marie Bravo	61,432
Gary E. Costley	9,215
Lawrence K. Fish	15,355
Abby F. Kohnstamm	61,432
Charles K. Marquis	61,432
Peter W. May	33,932
J. Thomas Presby	11,337
William A. Shutzer	61,432
Robert S. Singer	2,878

(d)	The actuarial valuation shown takes into account the current age of the director and is based on the following assumptions consistent with those used in preparing the Pension Plan financial statements: RP 2000 Male/Female Mortality Table Projected to the date of each future cash flow (i.e. a “fully generational” mortality projection); a change in discount rate 5.0% to 4.5% and assumed retirement age of 65 (if the director is over age 65, the director is assumed to retire on January 31, 2013). This column does not include earnings under the Deferral Plan because the Deferral Plan does not pay above-market or preferential earnings on compensation that is deferred. Where an N/A appears, the director is not eligible for this benefit.

Discussion of Director Compensation Table

Directors who are not employees of the Company or its subsidiaries are paid or provided with the following for their service on the Board:

•	An annual retainer of $75,000;

•

An additional annual retainer of $20,000 to the chairperson of the Audit Committee, and $15,000 each to the chairperson of the Compensation, Corporate Social Responsibility, Finance and Nominating/Corporate Governance Committee;

•	Equity compensation, as discussed below; and

•	A retirement benefit, also discussed below, for directors first elected prior to January 1, 1999.

Under Tiffany’s Executive Deferral Plan, directors may defer up to one hundred percent (100%) of their cash compensation and invest the amounts they defer in various accounts and funds established under the plan. However, the Company does not guarantee any return on said investments. The following table provides data concerning director participation in this plan:

Name	Director Contribution In Last Fiscal Year ($)	Registrant Contribution In Last Fiscal Year ($)	Aggregate Earnings In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance At Last Fiscal Year End ($)
Gary E. Costley	$0	$0	$27,273	$0	$196,935
Charles K. Marquis	$0	$0	$51,889	$0	$545,898
William A. Shutzer	$0	$0	$176,018	$0	$1,073,336

Tiffany also reimburses directors for expenses they incur in attending Board and committee meetings, including expenses for travel, food and lodging.

Each director receives annual equity compensation with a value of $125,000 on grant, half in the form of a 10-year term stock option (vested immediately) and half in the form of restricted stock units (payable after one-year of service or on retirement, at the prior election of the director). All options have a strike price equal to fair market value on the date of grant. Directors joining the board between annual meetings will receive a pro-rated annual grant.

Directors first elected prior to January 1, 1999 who retire as non-employee directors with five or more years of Board service are also entitled to receive an annual retirement benefit equal to $38,000, payable at the later of age 65 or the retirement date. This benefit is payable quarterly and continues for a period of time equal to the director’s length of service on the Board, including periods served as an employee director, or until death, if earlier. Directors Bravo, Marquis and Shutzer are the only directors entitled to participate in this benefit plan.

Mr. Kowalski is an employee of Tiffany. He therefore receives no separate compensation for his service as director.

EQUITY COMPENSATION PLAN INFORMATION

(As of Fiscal Year 2012)

	Column A		Column B	Column C
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans approved by security holders	2,972,289	[a]	$45.68	3,823,394	[b]
Equity compensation plans not approved by security holders	0		0	0

Total	2,972,289	[a]	$45.68	3,823,394	[b]

(a)	Shares indicated do not include 1,882,794 shares issuable under awards of stock units already made.
(b)	Shares indicated are the aggregate of those available for grant under the Company’s 2005 Employee Incentive Plan (the “Employee Plan”) and the Company’s 2008 Directors Equity Plan (the “Directors Plan”). All plans provide for the issuance of options and stock awards. However, under both plans the maximum number of shares that may be issued (13,500,000 under the Employee Plan and 1,000,000 under the Directors Plan) is subject to reduction by 1.58 shares for each share that is delivered on vesting of a stock award. Column C reflects this reduction assuming that all shares granted as stock awards will vest.

PERFORMANCE OF COMPANY STOCK

The following graph compares changes in the cumulative total shareholder return on Tiffany & Co.’s stock for the previous five fiscal years to returns for the same five-year period on (i) the Standard & Poor’s 500 Stock Index and (ii) the Standard & Poor’s 500 Consumer Discretionary Index. Cumulative shareholder return is defined as changes in the closing price of the stock on the New York Stock Exchange, plus the reinvestment of any dividends paid on the stock.

ASSUMES AN INVESTMENT OF $100 ON JANUARY 31, 2008 IN COMPANY STOCK AND IN EACH OF THE TWO INDICES. THE REINVESTMENT OF ANY SUBSEQUENT DIVIDENDS IS ALSO ASSUMED.

TOTAL RETURNS ARE BASED ON MARKET CAPITALIZATION; INDICES ARE WEIGHTED AT THE BEGINNING OF EACH PERIOD FOR WHICH A RETURN IS INDICATED.

DISCUSSION OF PROPOSALS PRESENTED BY THE BOARD

Item 1. Election of Directors

Each year, we elect directors at an Annual Meeting of Stockholders. At the 2013 Annual Meeting, nine directors will be elected. Each of them will serve until he or she is succeeded by another qualified director or until his or her earlier resignation or removal from office.

It is not anticipated that any of this year’s nominees will be unable to serve as a director but, if that should occur before the Annual Meeting, the Board may either propose another nominee or reduce the number of directors to be elected. If another nominee is proposed, you or your proxy will have the right to vote for that person at the Annual Meeting.

Why the Nominees were Chosen to Serve. Each of the nine nominees for director was recommended for nomination by the Nominating/Corporate Governance Committee and nominated by the full Board to stand for election by the stockholders. The specific experience and qualifications that led the Nominating/Corporate Governance Committee to recommend each nominee is set forth in the brief biographies that follow, and all of the nominees have demonstrated through their service on the Board, their skills as insightful questioners and collaborative decision-makers and their ability to express differing viewpoints in a collegial and constructive fashion. Each of the nominees has many and diverse skill sets, but those skills that most stand out are identified below at the end of each biography as “Key Skills.”

Information concerning each of the nominees of the Board is set forth below:

Michael J. Kowalski	Mr. Kowalski, 61, is Chairman of the Board and Chief Executive Officer of Tiffany & Co. He succeeded William R. Chaney as Chairman at the end of Fiscal 2002 and as Chief Executive Officer in February 1999. Prior to his appointment as President in January 1996, he was an Executive Vice President of Tiffany & Co., a position he had held since March 1992. Mr. Kowalski also served as Tiffany & Co.’s Chief Operating Officer from January 1997 until his appointment as Chief Executive Officer. He became a director of Tiffany & Co. in January 1995. Mr. Kowalski also serves on the Board of The Bank of New York Mellon. The Bank of New York Mellon is Tiffany’s principal banking relationship, serving as Administrative Agent and a lender under a Revolving Credit Facility, and as the trustee and an investment manager for Tiffany’s employee pension plan. Mr. Kowalski holds a B.S. from the University of Pennsylvania’s Wharton School and an M.B.A. from the Harvard Business School. He has been a director of the following public companies during the past five years: Fairmont Hotels & Resorts, Inc. Key Skills: merchandising, management, strategic planning and motivation.

Rose Marie Bravo	Ms. Bravo, CBE, 62, became a director of Tiffany & Co. in October 1997 when she was selected by the Board to fill a newly created directorship. Ms. Bravo previously served as Chief Executive Officer of Burberry Limited from 1997 until 2006 and as President of Saks Fifth Avenue from 1992 to 1997. Prior to Saks, Ms. Bravo held a series of merchandising jobs at Macy’s, culminating in the Chairman & Chief Executive Officer role at I. Magnin, which was a division of R. H. Macy & Co. Ms. Bravo serves on the Board of Directors of Estee Lauder Companies Inc. and on the Compensation and its Stock Option Subcommittee of that Board. She also serves on the Board of Directors of Williams-Sonoma, Inc. and its Compensation Committee. Key Skills: brand management, merchandising and product development.

Gary E. Costley	Dr. Costley, 69, was first elected to the Board in May 2007. He served as Chairman and Chief Executive Officer of International Multifoods Corporation, a manufacturer and marketer of branded consumer food and food service products, from November 1997 until his retirement in June 2004. Dr. Costley was Dean of the Graduate School of Management at Wake Forest University from 1995 until 1997. Dr. Costley held numerous positions at the Kellogg Company from 1970 until June 1994 when he was President of Kellogg North America. He is a director of three other public companies: The Principal Financial Group, Covance Inc. and Prestige Brands Holdings, Inc. He has been a director of the following public companies during the past five years: Pharmacopeia and Accelysis. Key Skills: multi-divisional operations, global management, marketing and manufacturing.

Lawrence K. Fish	Mr. Fish, 68, retired as Chairman and Chief Executive Officer of Citizens Financial Group, Inc. (“Citizens”) in 2007. He served in that role since 2005, and before that as Chairman, President and Chief Executive Officer of Citizens from 1992. Mr. Fish is a member of the Corporation and Executive Committee of Massachusetts Institute of Technology and an Overseer Emeritus of the Boston Symphony Orchestra. He serves as Chairman of Houghton Mifflin Harcourt, on the board of Textron and as Chairman of its Nominating and Corporate Governance Committee and on the board of National Bank Holdings. He also serves as a Trustee Emeritus of The Brookings Institution. Mr. Fish was first elected a director of the Company in May 2008. He has been a director of the following public companies during the past five years: Royal Bank of Scotland. Key Skills: risk analysis, finance, brand management and community banking.

Abby F. Kohnstamm	Ms. Kohnstamm, 59, is the President and founder of Abby F. Kohnstamm & Associates, Inc., a marketing and consulting firm. Prior to establishing her company in January 2006, Ms. Kohnstamm served as Senior Vice President, Marketing (Chief Marketing Officer) of IBM Corporation from 1993 through 2005. In that capacity, she had overall responsibility for all aspects of marketing across IBM on a global basis. She was also a member of the Corporate Executive Committee, which advised the Chairman and CEO on policy issues and the management of IBM and a member of the Strategy Team, which focused on IBM’s strategic direction and emerging business opportunities. A few of Ms. Kohnstamm’s major accomplishments at IBM included developing IBM’s first professional marketing function and key marketing processes, as well as repositioning and relaunching the IBM brand from a weakened position to one of today’s top global brands. Before joining IBM, Ms. Kohnstamm held a number of senior marketing positions at American Express from 1979 through 1993. Ms. Kohnstamm joined the Board of Directors of World Fuel Services Corporation as of January 1, 2012. She is also a member of the Board of Directors of the Roundabout Theatre Company and is a Trustee Emeritus of Tufts University after serving 10 years on the Board of Trustees. She became a director of Tiffany & Co. in July 2001. She has been a director of the following public companies during the past five years: The Progressive Corporation. She holds a B.A. from Tufts University, an M.A. in Education from New York University and an M.B.A. from New York University. Key Skills: brand management, global management, strategic planning and media management.

Charles K. Marquis	Mr. Marquis, 70, is a Senior Advisor to Investcorp International, Inc. From 1974 through 1998, he was a partner in the law firm of Gibson, Dunn & Crutcher L.L.P., where he practiced securities and mergers and acquisitions law. He was elected a director of Tiffany & Co. in 1984. He has been a director of the following public companies during the past five years: CSK Auto. Key Skills: finance, risk analysis, crisis management and investor relations.

Peter W. May	Mr. May, 70, is President and a founding partner of Trian Fund Management, L.P., a New York-based asset management firm. Mr. May also serves as non-executive Vice Chairman and a director of The Wendy’s Company (formerly Wendy’s/Arby’s Group, Inc. and previously Triarc Companies, Inc. (“Triarc”)) (NASDAQ GS:WEN). Mr. May served as a director of Deerfield Capital Corp. (NASDAQ CM:DFR) from December 2007 to June 2010, and as a director of Encore Capital Group, Inc. (NASDAQ GS:ECPG) from February 1998 to May 2007. Mr. May also served as President and Chief Operating Officer of Triarc from April 1993 through June 2007. Prior to joining Triarc, Mr. May was President and Chief Operating Officer of Trian Group, Limited Partnership, which provided investment banking and management services for entities controlled by him and Nelson Peltz. From 1983 to December 1988, Mr. May served as President and Chief Operating Officer and a director of Triangle Industries, Inc., which, through wholly-owned subsidiaries, was, at the time, a manufacturer of packaging products (through American National Can Company), copper electrical wire and cable and steel conduit and currency and coin handling products. Mr. May is the Chairman of the Board of Trustees of The Mount Sinai Medical Center in New York, a Trustee of the University of Chicago, a Trustee of Carnegie Hall and a Trustee of the New York Philharmonic, and a partner of the Partnership for New York City. Mr. May holds AB and MBA degrees from the University of Chicago and is a Certified Public Accountant (inactive). Mr. May was first elected a director of Tiffany & Co. in May 2008. Key Skills: multi-divisional operations, brand management, investor relations and finance.

William A. Shutzer	Mr. Shutzer, 66, is a Senior Managing Director of Evercore Partners, a financial advisory and private equity firm. He previously served as a Managing Director of Lehman Brothers from 2000 through 2003, a Partner in Thomas Weisel Partners LLC, a merchant banking firm, from 1999 through 2000, as Executive Vice President of ING Baring Furman Selz LLC from 1998 through 1999, President of Furman Selz Inc. from 1995 through 1997 and as a Managing Director of Lehman Brothers and its predecessors from 1978 through 1994. He was elected a director of the Company in 1984. Mr. Shutzer is also a member of the Board of Directors of WebMedia Brands Inc. (formerly known as Jupiter Media Corp.) and ExamWorks Group, Inc. He was a member of the Board of Directors of American Financial Group from 2003 to 2006. He has been a director of the following public companies during the past five years: CSK Auto (2002-2008) and Turbochef Technologies (2003-2009). Key Skills: finance, investor relations and strategic development.

Robert S. Singer	Mr. Singer, 61, served as Chief Executive Officer of Barilla Holding S.p.A, a major Italian food company, from January 2006 to April 2009. From May 2004 to September 2005, Mr. Singer served as President and Chief Operating Officer of Abercrombie & Fitch Co., an American clothing retailer. Prior to joining Abercrombie, Mr. Singer served as Chief Financial Officer of Gucci Group NV, a leading luxury goods company, from September 1995 to April 2004. From 1987 to 1995, Mr. Singer was a Partner at Coopers & Lybrand. From April 2006 to April 2010, Mr. Singer was a director and the chairman of the compensation committee of Benetton S.p.A. From 2003 to 2006, Mr. Singer served on the Board of Directors of Fairmont Hotels & Resorts, Inc., and as Chairman of the audit committee from 2004 to 2006. Mr. Singer currently serves on the board of directors of several non-public companies. He has been a director of the following public companies during the past five years: Mead Johnson Nutrition since February 2009. Mr. Singer was first elected a director of Tiffany & Co. in May 2012. Key Skills: accounting, global retail, financial and general management of luxury good brands.

In the event that any of the current directors standing for reelection does not receive a majority of “for” votes of the votes cast for or against his or her candidacy, such person would continue to serve as a director until he or she is succeeded by another qualified director or until his or her earlier resignation or removal from office. Each of the nominees for director has agreed to tender his or her resignation in the event that he or she does not receive such a majority. Under the Corporate Governance Principles adopted by the Board, the Nominating/Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. Please refer to Section 1.i of the Corporate Governance Principles, which are attached as Appendix I hereto, for further information about the procedure that would be followed in the event of such an election result.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NINE NOMINEES FOR DIRECTOR.

Item 2. Appointment of the Independent Registered Public Accounting Firm

The Audit Committee has appointed and the Board has ratified the appointment of PricewaterhouseCoopers LLP (“PwC”) as the independent registered public accounting firm to audit the Company’s consolidated financial statements for Fiscal 2013. As a matter of good corporate governance, we are asking you to approve this selection.

PwC has served as the Company’s independent registered public accounting firm since 1984.

A representative of PwC will be in attendance at the Annual Meeting to respond to appropriate questions raised by stockholders and will be afforded the opportunity to make a statement at the meeting, if he or she desires to do so.

The Board may review this matter if this appointment is not approved by the stockholders.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2013.

Item 3. Approval of the Compensation paid to the Named Executive Officers

Rule 14a-21(a) was adopted by the Securities and Exchange Commission (“SEC”). It was adopted under the Securities Exchange Act of 1934, as amended by the Dodd-Frank Act (the “Dodd-Frank Amendments”), and requires the Company to include in its proxy statement, at least once in every three years, a separate stockholder advisory vote to approve the compensation of the Company’s named executive officers. Accordingly, we are presenting the following resolution for the vote of the stockholders at the 2013 Annual Meeting:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934 in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion be and hereby is APPROVED.

The disclosed compensation paid to the Company’s named executive officers (Messrs. Kowalski, McGuiness, Fernandez, Cumenal and King) for which your approval is sought may be found on pages PS-25 through PS-76 inclusive of this Proxy Statement.

At the 2012 Annual Meeting, the Company included in its proxy statement a separate stockholder advisory vote to approve the compensation of the Company’s named executive officers. The Company’s Say on Pay proposal passed with 95.7% of the stockholder votes in favor of the Company’s compensation program. Of the “against” votes, 6.9% were abstaining shares. The Committee considered stockholder approval of the compensation program when the Committee left the program unchanged for Fiscal 2013.

THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS IN FISCAL 2012.

OTHER MATTERS

Stockholder Proposals for Inclusion in the Proxy Statement for the 2014 Annual Meeting

If you wish to submit a proposal to be included in the Proxy Statement for our 2014 Annual Meeting, we must receive it no later than December 6, 2013. Proposals should be sent to the Company at 727 Fifth Avenue, New York, New York 10022, addressed to the attention of Patrick B. Dorsey, Corporate Secretary (Legal Department).

Other Proposals

Our By-laws set forth certain procedures for stockholders of record who wish to nominate directors or propose other business to be considered at an annual meeting. In addition, we will have discretionary voting authority with respect to any such proposals to be considered at the 2014 Annual Meeting unless the proposal is submitted to us no earlier than January 16, 2014 and no later than February 15, 2014 and the stockholder otherwise satisfies the requirement of SEC Rule 14a-4.

Householding

The SEC allows us to deliver a single proxy statement and annual report to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. In order to take advantage of this opportunity, the Company and banks and brokerage firms that hold your shares have delivered only one proxy statement and annual report to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a request to Annual Report Administrator, Tiffany & Co., 200 Fifth Avenue, 14th floor, New York, New York 10010 or by calling 212-230-5302. You may also obtain a copy of the proxy statement and annual report from the Company’s website www.tiffany.com, by clicking “Investors” at the bottom of the page, and selecting “Financial Information” from the left-hand column. Stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the Company’s shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Reminder to Vote

Please be sure to either complete, sign and mail the enclosed proxy card in the return envelope provided or call in your instructions or vote by Internet as soon as you can so that your vote may be recorded and counted.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Patrick B. Dorsey

Patrick B. Dorsey

Secretary

New York, New York

April 5, 2013

Appendix I

Tiffany & Co.

(a Delaware corporation)

Corporate Governance Principles

(as amended and restated March 17, 2011)

1.	Director Qualification Standards; Size of the Board; Audit Committee Service.

a. A majority of the directors shall meet the independence requirements set forth in Section 303A.01 and .02 of the New York Stock Exchange Corporate Governance Rules. A director shall not be deemed to have met such independence requirements unless the Board has affirmatively determined that it be so. In making its determination of independence, the Board shall broadly consider all relevant facts and circumstances and assess the materiality of each director’s relationship(s) with the Corporation and/or its subsidiaries. If a director is determined by the Board to be independent, all relationships, if any, that such director has with the Corporation and/or its subsidiaries which were determined by the Board to be immaterial to independence shall be disclosed in the Corporation’s annual proxy statement.

b. A director shall be younger than age 72 when elected or appointed and a director shall not be recommended for re-election by the stockholders if such director will be age 72 or older on the date of the annual meeting or other election in question, provided that the Board of Directors may, by specific resolution, waive the provisions of this sentence with respect to an individual director whose continued service is deemed uniquely important to the Corporation.

c. A director need not be a stockholder to qualify as a director, but shall be encouraged to become a stockholder by virtue of the Corporation’s policies and plans with respect to stock options and stock ownership for directors and otherwise.

d. Consistent with 1.a. above, candidates for director shall be selected on the basis of their business experience and expertise, with a view to supplementing the business experience and expertise of management and adding further substance and insight into board discussions and oversight of management. The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to become directors, and for recommending to the Board director nominees for the next annual meeting of the stockholders.

e. From time to time, the Nominating/Corporate Governance Committee will recommend to the Board the number of directors constituting the entire Board. Based upon that recommendation, the current nature of the Corporation’s business, and the talents and business experience of the existing roster of directors, the Board believes that nine directors is an appropriate number at this time.

f. The Board shall be responsible for determining the qualification of an individual to serve on the Audit Committee as a designated “audit committee financial expert,” as required by applicable rules of the SEC under Section 407 of the Sarbanes-Oxley Act. In addition, to serve on the Audit Committee, a director must meet the standards for independence set forth in Section 301 of the Sarbanes-Oxley Act. To those ends, the Nominating/Corporate Governance Committee will coordinate with the Board in screening any new candidate for audit committee financial expert or who will serve on the Audit Committee and in evaluating whether to re-nominate any existing director who may serve in the capacity of audit committee financial expert or who may serve on the Audit Committee. If an Audit Committee member simultaneously serves on the audit committees of more than three public companies, then, in the case of each such Audit Committee member, the Board must determine that such simultaneous service would not impair the ability of such member to effectively serve on the Corporation’s Audit Committee and disclose such determination in the Corporation’s annual proxy statement.

g. Any director who changes his or her employer or otherwise has a significant change in job responsibilities, or who accepts or intends to accept a directorship with another public company (or with any other organization that would require a significant time commitment) that he or she did not hold when such director was most recently elected to the Board, shall (1) advise the secretary of the Corporation of such change or directorship and (2) submit to the Nominating/Corporate Governance Committee, in care of the secretary, a signed letter, addressed to such Committee, resigning as a director of the Corporation effective upon acceptance of such resignation by such Committee but void ab initio if not accepted by such Committee within ten (10) days of receipt by the secretary. The secretary of the Corporation shall promptly advise the members of the Nominating/Corporate Governance Committee of such advice and receipt of such letter. The Nominating/Corporate Governance Committee shall promptly meet and consider, in light of the circumstances, the continued appropriateness of such director’s membership on the Board and each committee of the Board on which such director participates. In some instances, taking into account all relevant factors and circumstances, it may be appropriate for the Nominating/Corporate Governance Committee to accept such resignation, to recommend to the Board that the director cease participation on one or more committees, or to recommend to the Board that such director not be re-nominated to the Board.

h. Subject to 1.b. above, directors of the Corporation are not subject to term limits. However, the Nominating/Corporate Governance Committee will consider each director’s continued service on the Board each year and recommend whether each director should be re-nominated to the Board. Each director will be given an opportunity to confirm his or her desire to continue as a member of the Board.

i. The Corporation has amended its By-Laws to provide for majority voting in the election of directors. In uncontested elections, directors are elected by a majority of the votes cast, which means that the number of shares voted “for” a director must exceed the number of shares voted “against” that director. The Nominating/Corporate Governance Committee (or comparable committee of the Board) shall establish procedures for any director who is not elected to tender his or her resignation. The Nominating/Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating/Corporate Governance Committee’s recommendation within 90 days following certification of the election results. In determining whether or not to recommend that the Board of Directors accept any resignation offer, the Nominating/Corporate Governance Committee shall be entitled to consider all factors believed relevant by such Committee’s members. Unless applicable to all directors, the director(s) whose resignation is under consideration is expected to recuse himself or herself from the Board vote. Thereafter, the Board will promptly disclose its decision regarding the director’s resignation offer (including the reason(s) for rejecting the resignation offer, if applicable) in a Form 8-K furnished to the Securities and Exchange Commission. If the Board accepts a director’s resignation pursuant to this process, the Nominating/Corporate Governance Committee shall recommend to the Board whether to fill such vacancy or reduce the size of the Board. If, for any reason, the Board of Directors is not elected at an annual meeting, they may be elected thereafter at a special meeting of the stockholders called for that purpose in the manner provided in the By-laws.

j. Including service on the Board of Directors of the Corporation, no director shall serve on the board of directors (or any similar governing body) of more than six public companies.

2.	Attendance and Participation at Board and Committee Meetings.

a. Directors shall be expected to attend six regularly scheduled board meetings in person, if practicable, or by telephone, if attendance in person is impractical. Directors should attempt to organize their schedules in advance so that attendance at all regularly scheduled board meetings will be practicable.

b. For committees on which they serve, directors shall be expected to attend regularly scheduled meetings in person, if practicable, or by telephone, if attendance in person is impractical or if telephone participation is the expected means of participation. For committees on which they serve, directors should attempt to organize their schedules in advance so that attendance at all regularly scheduled committee meetings will be practicable.

c. Directors shall attempt to make time to attend, in person or by telephone, specially scheduled meetings of the Board or those committees on which they serve.

d. Directors shall, if practicable, review in advance all meeting materials provided by management, the other directors or consultants to the Board.

e. Directors shall familiarize themselves with the policies and procedures of the Board with respect to business conduct, ethics, confidential information and trading in the Corporation’s securities.

f. Nothing stated herein shall be deemed to limit the duties of directors under applicable law.

3.	Director Access to Management and Independent Advisors.

a. Executive officers of the Corporation and its subsidiaries shall make themselves available, and shall arrange for the availability of other members of management, employees and consultants, so that each director shall have full and complete access with respect to the business, finances and accounting of the Corporation and its subsidiaries.

b. The chief financial officer and the chief legal officer of the Corporation will regularly attend Board meetings (other than those portions of Board meetings that are reserved for independent or non-management directors or those portions in which the independent or non-management directors meet privately with the chief executive officer) and the Board encourages the chief executive officer to invite other executive officers and non-executive officers to Board meetings from time to time in order to provide additional insight into items being discussed and so that the Board may meet and evaluate persons with potential for advancement.

c. If the charter of any Board committee on which a director serves provides for access to independent advisors, any executive officer of the Corporation is authorized to arrange for the payment of the reasonable fees of such advisors at the request of such a committee acting by resolution or unanimous written consent.

4.	Director Compensation.

a. Directors shall be compensated in a manner and at a level sufficient to encourage exceptionally well-qualified candidates to accept service upon the Board and to retain existing directors. The Board believes that a meaningful portion of a director’s compensation should be provided in, or otherwise based upon appreciation in the market value of, the Corporation’s Common Stock. Compensation of the directors shall be determined by the Nominating/Corporate Governance Committee.

b. To help determine the form and amount of director compensation, the staff of the Corporation shall, if requested by the Nominating/Corporate Governance Committee, provide such committee with data drawn from public company filings with respect to the fees and emoluments paid to outside directors by comparable public companies.

c. Contributions to charities with which an independent or non-management director is affiliated will not be used as compensation to such a director and management will use special efforts to avoid any appearance of impropriety in connection with such contributions, if any.

d. Management will advise the Board should the Corporation or any subsidiary wish to enter into any direct financial arrangement with any director for consulting or advisory services, or into any arrangement with any entity affiliated with such director by which the director may be indirectly benefited, and no such arrangement shall be consummated without specific authorization from the Board.

5.	Director Orientation and Continuing Education.

a. Each executive officer of the Corporation shall meet with each new director and provide an orientation into the business, finance and accounting of the Corporation.

b. Each director shall be reimbursed for reasonable expenses incurred in pursuing continuing education with respect to his/her role and responsibilities to the stockholders and under law as a director.

6.	Management Succession.

a. The Board, assisted by the Corporate Nominating/Corporate Governance Committee, shall select, evaluate the performance of, retain or replace the chief executive officer. Such actions will be taken with (i) a view to the effectiveness and execution of strategies propounded by and decisions taken by the chief executive officer with respect the Corporation’s long-term strategic plan and long-term financial returns and (ii) applicable legal and ethical considerations.

b. In furtherance of the foregoing responsibilities, and in contemplation of the retirement, or an exigency that requires the replacement, of the chief executive officer, the Board shall, in conjunction with the chief executive officer, oversee the selection and evaluate the performance of the other executive officers.

7.	Annual Performance Evaluation of the Board.

a. The Nominating/Corporate Governance Committee is responsible to assist the Board in the Board’s oversight of the Board’s own performance in the area of corporate governance.

b. Annually, each director will participate in an assessment of the Board’s performance in the area of corporate governance. The results of such self-assessment will be provided to each director.

8.	Matters for Board Review, Evaluation and/or Approval.

a. The Board is responsible under the law of the State of Delaware to review and approve significant actions by the Corporation including major transactions (such as acquisitions and financings), declaration of dividends, issuance of securities and appointment of officers of the Corporation.

b. The Board is responsible, either through its committees, or as guided by its committees, for those matters which are set forth in the respective charters of the Audit, Nominating/Corporate Governance and Compensation Committees or as otherwise set forth in the corporate governance rules of the New York Stock Exchange.

c. The following matters, among others, will be the subject of Board deliberation:

i. annually, the Board will review and if acceptable approve the Corporation’s operating plan for the fiscal year, as developed and recommended by management;

ii. at each regularly scheduled meeting of the Board, the directors will review actual performance against the operating plan;

iii. annually, the Board will review and if acceptable approve the Corporation’s five-year strategic plan, as developed and recommended by management;

iv. from time to time, the Board will review topics of relevance to the approved or evolving strategic plan, including such topics identified by the Board and those identified by management;

v. annually, the charters of the Audit, Nominating/Corporate Governance and Compensation Committees will be reviewed and, if necessary, modified, by the Board;

vi. annually, the delegation of authority to officers and employees for day-to-day operating matters of the Corporation and its subsidiaries will be reviewed and if acceptable approved by the Board;

vii. annually, the Corporation’s investor relations program will be reviewed by the Board;

viii. annually, the schedule of insurance coverage for the Corporation and its subsidiaries will be reviewed by the Board;

ix. annually, the status of various litigation matters in which the Corporation and its subsidiaries are involved will be presented to and discussed with the Board;

x. annually, the Corporation’s policy with respect to the payment of dividends will be reviewed and if acceptable approved by the Board;

xi. annually, the Corporation’s program for use of foreign currency hedges and forward contracts will be reviewed and if acceptable approved by the Board; and

xii. from time to time, the Corporation’s use of any stock re-purchase program approved by the Board will be reviewed by the Board.

9.	Management’s Responsibilities.

Management is responsible to operate the Corporation with the objective of achieving the Corporation’s operating and strategic plans and building value for stockholders on a long-term basis. In executing those responsibilities management is expected to act in accordance with the policies and standards established by the Board (including these principles), as well as in accordance with applicable law and for the purpose of maintaining the value of the trademarks and business reputation of the Corporation’s subsidiaries. Specifically, the chief executive officer and the other executive officers are responsible for:

a. producing, under the oversight of the Board and the Audit Committee, financial statements for the Corporation and its consolidated subsidiaries that fairly present the financial condition, results of operation, cash flows and related risks in accordance with generally accepted accounting principles, for making timely and complete disclosure to investors, and for keeping the Board and the appropriate committees of the Board informed on a timely basis as to all matters of significance;

b. developing and presenting the strategic plan, proposing amendments to the plan as conditions and opportunities dictate and for implementing the plan as approved by the Board;

c. developing and presenting the annual operating plans and budgets and for implementing those plans and budgets as approved by the Board;

d. creating an organizational structure appropriate to the achievement of the strategic and operating plans and recruiting, selecting and developing the necessary managerial talent;

e. creating a working environment conducive to integrity, business ethics and compliance with applicable legal and Corporate policy requirements;

f. developing, implementing and monitoring an effective system of internal controls and procedures to provide reasonable assurance that: the Corporation’s transactions are properly authorized; the Corporation’s assets are safeguarded against unauthorized or improper use; and the Corporation’s transactions are properly recorded and reported. Such internal controls and procedures also shall be designed to permit preparation of financial statements for the Corporation and its consolidated subsidiaries in conformity with generally accepted accounting principles and any other legally required criteria applicable to such statements; and

g. establishing, maintaining and evaluating the Corporation’s disclosure controls and procedures. The term “disclosure controls and procedures” means controls and other procedures of the Corporation that are designed to ensure that information required to be disclosed by the Corporation in the reports filed by it under the Securities Exchange Act of 1934 (the “Act”) is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Corporation in the reports it files under the Act is accumulated and communicated to the Corporation’s management, including its principal executive and financial officers, to allow timely decisions regarding required disclosure. To assist in carrying out this responsibility, management has established a Disclosure Control Committee, whose membership is responsible to the Audit Committee, to the chief executive officer and to the chief financial officer, and includes the following officers or employees of the Corporation: the president, the chief legal officer, the head of finance, the chief information officer, the controller, the head of internal audit & financial controls, the investor relations officer and the treasurer.

10.	Meeting Procedures.

a. The Board shall determine whether the offices of chairman of the board and chief executive officer shall be held by one person or by separate persons, and whether the person holding the office of chairman of the board shall be “independent” or not. An “independent” director meets the requirements for “independence” as referenced in item 1.a above. “Non-management” directors include those who are independent and those who, while not independent, are not currently employees of the Corporation or one of its subsidiaries.

b. The chairman of the board will establish the agenda for each Board meeting but the chairman of the board will include in such agenda any item submitted by the presiding independent director (see item 11.c below). Each Board member is free to suggest the inclusion of items on the agenda for any meeting and the chairman of the board will consider them for inclusion.

c. Management shall be responsible to distribute information and data necessary to the Board’s understanding of all matters to be considered and acted upon by the Board; such materials shall be distributed in writing to the Board sufficiently in advance so as to provide reasonably sufficient time for review and evaluation. To that end, management has provided each director with access to a secure website where confidential and sensitive materials may be viewed. In circumstances where practical considerations do not permit advance circulation of written materials, reasonable steps shall be taken to allow more time for discussion and consideration, such as extending the duration of a meeting or circulating unanimous written consent forms, which may be considered and returned at a later time.

d. The chairman of the board shall preside over meetings of the Board.

e. If the chairman of the board is not independent, the independent directors may select from among themselves a “presiding independent director”; failing such selection, the chairman of the Nominating/Corporate Governance Committee shall be the presiding independent director. The presiding independent director shall be identified as such in the Corporation’s annual proxy statement to facilitate communications by stockholders and employees with the non-management directors.

f. The non-management directors shall meet separately from the other directors in regularly scheduled executive session, without the presence of management directors and executive officers of the Corporation. The presiding independent director shall preside over such meetings.

g. At least once per year the independent directors shall meet separately from the other directors in a scheduled executive session, without the presence of management directors, non-management directors who are not independent and executive officers of the Corporation. The presiding independent director shall preside over such meetings.

11.	Committees.

a. The Board shall have an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee which shall have the respective responsibilities described in the charters of each committee. The membership of each such committee shall consist only of independent directors.

b. The Board may, from time to time, appoint one or more additional committees, such as a Dividend Committee and a Corporate Social Responsibility Committee.

c. The chairman of each Board committee, in consultation with the appropriate members of management and staff, will develop the committee’s agenda. Management will assure that, as a general rule, information and data necessary to the committee’s understanding of the matters within the committee’s authority and the matters to be considered and acted upon by a committee are distributed to each member of such committee sufficiently in advance of each such meeting or action taken by written consent to provide a reasonable time for review and evaluation.

d. At each regularly scheduled Board meeting, the chairman of each committee or his or her delegate shall report the matters considered and acted upon by such committee at each meeting or by written consent since the preceding regularly scheduled Board meeting.

e. The secretary of the Corporation, or any assistant secretary of the Corporation, shall be available to act as secretary of any committee and shall, if invited, attend meetings of the committee and prepare minutes of the meeting for approval and adoption by the committee.

12.	Reliance.

Any director of the Corporation shall, in the performance of such person’s duties as a member of the Board or any committee of the Board, be fully protected in relying in good faith upon the records of the Corporation or upon such information, opinions, reports or statements presented by any of the Corporation’s officers or employees, or committees of the Board, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence.

13.	Reference to Corporation’s Subsidiaries.

Where the context so requires, reference herein to the Corporation includes reference to the Corporation and/or any direct or indirect subsidiary of the Corporation whose financial results are consolidated with those of the Corporation for financial reporting purposes and reference to a subsidiary of the Corporation shall be reference to such a subsidiary.

. MMMMMMMMMMMM MMMMMMMMMMMMMMM C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE Electronic Voting Instructions DESIGNATION (IF ANY) Available 24 hours a day, 7 days a week! ADD 1 ADD 2 Instead of mailing your proxy, you may choose one of the voting ADD 3 methods outlined below to vote your proxy. ADD 4 VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. MMMMMMMMM ADD 5 Proxies submitted by the Internet or telephone must be received by ADD 6 1:00 a.m., Eastern Time, on May 16, 2013. Vote by Internet Go to www.envisionreports.com/TIF Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3. Shares represented by this proxy will be so voted unless otherwise indicated, in which case they will be voted as marked. 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain + 01 - Michael J. Kowalski 02 - Rose Marie Bravo 03 - Gary E. Costley 04 - Lawrence K. Fish 05 - Abby F. Kohnstamm 06 - Charles K. Marquis 07 - Peter W. May 08 - William A. Shutzer 09 - Robert S. Singer For Against Abstain For Against Abstain 2. Approval of the appointment by the Board of Directors of 3. Approval of the compensation paid to the Company’s named PricewaterhouseCoopers LLP as the Company’s executive officers. independent registered public accounting firm for the fiscal year ending January 31, 2014. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign as your name appears printed on this card. When shares are held by joint owners, all should sign. When signing as attorney, executor, administrator, conservator, trustee or guardian, please give full title. If a corporation or partnership, please sign in corporate or partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMM1UP X 1 6 0 3 8 8 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 01LTPE

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS to be held THURSDAY, MAY 16, 2013 The Annual Meeting of Stockholders of Tiffany & Co. (the “Company”) will be held at the W New York-Union Square hotel, 201 Park Avenue South, New York, New York on Thursday, May 16, 2013, at 9:30 a.m. New York time to consider and take action on the following: 1. Election of nine (9) directors to hold office until the next annual meeting of stockholders and until their respective successors have been elected and qualified; and 2. Approval of the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2014; and 3. Approval of the compensation paid to the Company’s named executive officers. All stockholders are cordially invited to attend, although only those stockholders of record as of the close of business on March 19, 2013 will be entitled to notice of and to vote at the meeting or any adjournments thereof. The transfer books will not be closed. A list of stockholders entitled to vote will be available for inspection by interested stockholders at the offices of the Company, 727 Fifth Avenue, New York, New York commencing on May 6, 2013 during ordinary business hours. BY ORDER OF THE BOARD OF DIRECTORS Patrick B. Dorsey Secretary New York, New York April 5, 2013 Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement and the Annual Report to Stockholders for the year ended January 31, 2013 are available at: www.envisionreports.com/TIF qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Tiffany & Co. SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF TIFFANY & CO. (THE “COMPANY”) TO BE HELD MAY 16, 2013, AT 9:30 A.M. NEW YORK TIME AT THE W NEW YORK-UNION SQUARE HOTEL, 201 PARK AVENUE SOUTH, NEW YORK, NEW YORK. THE BOARD OF DIRECTORS RECOMMENDS: A VOTE “FOR” ALL NOMINEES FOR DIRECTOR IN ITEM 1; “FOR” APPROVAL OF THE APPOINTMENT BY THE BOARD OF DIRECTORS OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JANUARY 31, 2014 IN ITEM 2 AND “FOR” APPROVAL OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS IN ITEM 3. SHARES REPRESENTED BY THIS PROXY WILL BE SO VOTED UNLESS OTHERWISE INDICATED, IN WHICH CASE THEY WILL BE VOTED AS MARKED. IF NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR IN ITEM 1, “FOR” ITEMS 2 AND 3. IF ANY NOMINEE NAMED ON THE REVERSE SIDE OF THIS CARD IS UNABLE TO SERVE AS A DIRECTOR, THE BOARD OF DIRECTORS MAY NOMINATE ANOTHER PERSON OR PERSONS IN SUBSTITUTION FOR SUCH NOMINEE AND THE PROXIES NAMED BELOW WILL VOTE FOR THE PERSON OR PERSONS SO NOMINATED. The undersigned hereby appoints M.J. KOWALSKI, J.N. FERNANDEZ, and P.B. DORSEY, and each of them, proxies, with full power of substitution, to act for the undersigned, and to vote all shares of common stock represented by this proxy which the undersigned may be entitled to vote at the 2013 Annual Meeting of Stockholders (and any adjournment thereof) as directed and permitted on the reverse side of this card and, in their judgment, on such matters as may be incident to the conduct of or may properly come before the meeting. YOUR VOTE IS IMPORTANT. EVEN IF IT IS YOUR DESIRE TO ATTEND THE ANNUAL MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE, VOTE BY INTERNET OR CALL IN YOUR VOTE.